Exhibit 4.17

ISDA®
International Swaps and Derivatives Association, Inc.

COVERED BONDS
2002 MASTER AGREEMENT

dated as of July 19, 2013

THE BANK OF NOVA SCOTIA and SCOTIABANK COVERED BOND GUARANTOR LIMITED PARTNERSHIP, by its managing general partner, SCOTIABANK COVERED BOND GP INC.

have entered and/or anticipate entering into one or more transactions (each a “Transaction”) that are or will be governed by this 2002 Master Agreement, which includes the schedule (the “Schedule”), and the documents and other confirming evidence (each a “Confirmation”) exchanged between the parties or otherwise effective for the purpose of confirming or evidencing those Transactions. This 2002 Master Agreement and the Schedule are together referred to as this “Master Agreement”.

Accordingly, the parties agree as follows:—

1. Interpretation

(a) Definitions. The terms defined in Section 14 and elsewhere in this Master Agreement will have the meanings therein specified for the purpose of this Master Agreement.

(b) Inconsistency. In the event of any inconsistency between the provisions of the Schedule and the other provisions of this Master Agreement, the Schedule will prevail. In the event of any inconsistency between the provisions of any Confirmation and this Master Agreement, such Confirmation will prevail for the purpose of the relevant Transaction.

(c) Single Agreement. All Transactions are entered into in reliance on the fact that this Master Agreement and all Confirmations form a single agreement between the parties (collectively referred to as this “Agreement”), and the parties would not otherwise enter into any Transactions.

2. Obligations

(a) General Conditions.

(i) Each party will make each payment or delivery specified in each Confirmation to be made by it, subject to the other provisions of this Agreement.

(ii) Payments under this Agreement will be made on the due date for value on that date in the place of the account specified in the relevant Confirmation or otherwise pursuant to this Agreement, in freely transferable funds and in the manner customary for payments in the required currency. Where settlement is by delivery (that is, other than by payment), such delivery will be made for receipt on the due date in the manner customary for the relevant obligation unless otherwise specified in the relevant Confirmation or elsewhere in this Agreement.

Copyright © 2002 by International Swaps and Derivatives Association, Inc.

(iii) Each obligation of each party under Section 2(a)(i) is subject to (1) the condition precedent that no Event of Default or Potential Event of Default with respect to the other party has occurred and is continuing, (2) the condition precedent that no Early Termination Date in respect of the relevant Transaction has occurred or been effectively designated and (3) each other condition specified in this Agreement to be a condition precedent for the purpose of this Section 2(a)(iii).

(b) Change of Account. Either party may change its account for receiving a payment or delivery by giving notice to the other party at least five Local Business Days prior to the Scheduled Settlement Date for the payment or delivery to which such change applies unless such other party gives timely notice of a reasonable objection to such change.

(c) Netting of Payments. If on any date amounts would otherwise be payable:—

(i) in the same currency; and

(ii) in respect of the same Transaction,

by each party to the other, then, on such date, each party’s obligation to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other party, replaced by an obligation upon the party by which the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

The parties may elect in respect of two or more Transactions that a net amount and payment obligation will be determined in respect of all amounts payable on the same date in the same currency in respect of those Transactions, regardless of whether such amounts are payable in respect of the same Transaction. The election may be made in the Schedule or any Confirmation by specifying that “Multiple Transaction Payment Netting” applies to the Transactions identified as being subject to the election (in which case clause (ii) above will not apply to such Transactions). If Multiple Transaction Payment Netting is applicable to Transactions, it will apply to those Transactions with effect from the starting date specified in the Schedule or such Confirmation, or, if a starting date is not specified in the Schedule or such Confirmation, the starting date otherwise agreed by the parties in writing. This election may be made separately for different groups of Transactions and will apply separately to each pairing of Offices through which the parties make and receive payments or deliveries.

(d) Deduction or Withholding for Tax.

(i) Gross-Up. All payments under this Agreement will be made without any deduction or withholding for or on account of any Tax unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect. If a party is so required to deduct or withhold, then that party (“X”) will:—

(1) promptly notify the other party (“Y”) of such requirement;

(2) pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by X to Y under this Section 2(d)) promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Y;

(3) promptly forward to Y an official receipt (or a certified copy), or other documentation reasonably acceptable to Y, evidencing such payment to such authorities; and

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(4) if such Tax is an Indemnifiable Tax, pay to Y, in addition to the payment to which Y is otherwise entitled under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by Y (free and clear of Indemnifiable Taxes, whether assessed against X or Y) will equal the full amount Y would have received had no such deduction or withholding been required. However, X will not be required to pay any additional amount to Y to the extent that it would not be required to be paid but for:—

(A) the failure by Y to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d); or

(B) the failure of a representation made by Y pursuant to Section 3(f) to be accurate and true unless such failure would not have occurred but for (I) any action taken by a taxing authority, or brought in a court of competent jurisdiction, after a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (II) a Change in Tax Law.

(ii) Liability. If:—

(1) X is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding in respect of which X would not be required to pay an additional amount to Y under Section 2(d)(i)(4);

(2) X does not so deduct or withhold; and

(3) a liability resulting from such Tax is assessed directly against X,

then, except to the extent Y has satisfied or then satisfies the liability resulting from such Tax, Y will promptly pay to X the amount of such liability (including any related liability for interest, but including any related liability for penalties only if Y has failed to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d)).

3. Representations

Each party makes the representations contained in Sections 3(a), 3(b), 3(c), 3(d), 3(e) and 3(f) and, if specified in the Schedule as applying, 3(g) to the other party (which representations will be deemed to be repeated by each party on each date on which a Transaction is entered into and, in the case of the representations in Section 3(f), at all times until the termination of this Agreement). If any “Additional Representation” is specified in the Schedule or any Confirmation as applying, the party or parties specified for such Additional Representation will make and, if applicable, be deemed to repeat such Additional Representation at the time or times specified for such Additional Representation.

(a) Basic Representations.

(i) Status. It is duly organised and validly existing under the laws of the jurisdiction of its organisation or incorporation and, if relevant under such laws, in good standing;

(ii) Powers. It has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and any obligations it has under any Credit Support Document to which it is a party and has taken all necessary action to authorise such execution, delivery and performance;

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(iii) No Violation or Conflict. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(iv) Consents. All governmental and other consents that are required to have been obtained by it with respect to this Agreement or any Credit Support Document to which it is a party have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(v) Obligations Binding. Its obligations under this Agreement and any Credit Support Document to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(b) Absence of Certain Events. No Event of Default or Potential Event of Default or, to its knowledge, Termination Event with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement or any Credit Support Document to which it is a party.

(c) Absence of Litigation. There is not pending or, to its knowledge, threatened against it, any of its Credit Support Providers or any of its applicable Specified Entities any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or any Credit Support Document to which it is a party or its ability to perform its obligations under this Agreement or such Credit Support Document.

(d) Accuracy of Specified Information. All applicable information that is furnished in writing by or on behalf of it to the other party and is identified for the purpose of this Section 3(d) in the Schedule is, as of the date of the information, true, accurate and complete in every material respect.

(e) Payer Tax Representation. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(e) is accurate and true.

(f) Payee Tax Representations. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(f) is accurate and true.

(g) No Agency. It is entering into this Agreement, including each Transaction, as principal and not as agent of any person or entity.

4. Agreements

Each party agrees with the other that, so long as either party has or may have any obligation under this Agreement or under any Credit Support Document to which it is a party:—

(a) Furnish Specified Information. It will deliver to the other party or, in certain cases under clause (iii) below, to such government or taxing authority as the other party reasonably directs:—

(i) any forms, documents or certificates relating to taxation specified in the Schedule or any Confirmation;

(ii) any other documents specified in the Schedule or any Confirmation; and

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(iii) upon reasonable demand by such other party, any form or document that may be required or reasonably requested in writing in order to allow such other party or its Credit Support Provider to make a payment under this Agreement or any applicable Credit Support Document without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to such other party and to be executed and to be delivered with any reasonably required certification, in each case by the date specified in the Schedule or such Confirmation or, if none is specified, as soon as reasonably practicable.

(b) Maintain Authorisations. It will use all reasonable efforts to maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Agreement or any Credit Support Document to which it is a party and will use all reasonable efforts to obtain any that may become necessary in the future.

(c) Comply With Laws. It will comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Agreement or any Credit Support Document to which it is a party.

(d) Tax Agreement. It will give notice of any failure of a representation made by it under Section 3(f) to be accurate and true promptly upon learning of such failure.

(e) Payment of Stamp Tax. Subject to Section 11, it will pay any Stamp Tax levied or imposed upon it or in respect of its execution or performance of this Agreement by a jurisdiction in which it is incorporated, organised, managed and controlled or considered to have its seat, or where an Office through which it is acting for the purpose of this Agreement is located (“Stamp Tax Jurisdiction”), and will indemnify the other party against any Stamp Tax levied or imposed upon the other party or in respect of the other party’s execution or performance of this Agreement by any such Stamp Tax Jurisdiction which is not also a Stamp Tax Jurisdiction with respect to the other party.

5. Events of Default and Termination Events

(a) Events of Default. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any of the following events constitutes (subject to Sections 5(c) and 6(e)(iv)) an event of default (an “Event of Default”) with respect to such party:—

(i) Failure to Pay or Deliver. Failure by the party to make, when due, any payment under this Agreement or delivery under Section 2(a)(i) or 9(h)(i)(2) or (4) required to be made by it if such failure is not remedied on or before the first Local Business Day in the case of any such payment or the first Local Delivery Day in the case of any such delivery after, in each case, notice of such failure is given to the party;

(ii) Breach of Agreement; Repudiation of Agreement.

(1) Failure by the party to comply with or perform any agreement or obligation (other than an obligation to make any payment under this Agreement or delivery under Section 2(a)(i) or 9(h)(i)(2) or (4) or to give notice of a Termination Event or any agreement or obligation under Section 4(a)(i), 4(a)(iii) or 4(d)) to be complied with or performed by the party in accordance with this Agreement if such failure is not remedied within 30 days after notice of such failure is given to the party; or

(2) the party disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, this Master Agreement, any Confirmation executed and delivered by that party or any

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Transaction evidenced by such a Confirmation (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

(iii) Credit Support Default.

(1) Failure by the party or any Credit Support Provider of such party to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with any Credit Support Document if such failure is continuing after any applicable grace period has elapsed;

(2) the expiration or termination of such Credit Support Document or the failing or ceasing of such Credit Support Document, or any security interest granted by such party or such Credit Support Provider to the other party pursuant to any such Credit Support Document, to be in full force and effect for the purpose of this Agreement (in each case other than in accordance with its terms) prior to the satisfaction of all obligations of such party under each Transaction to which such Credit Support Document relates without the written consent of the other party; or

(3) the party or such Credit Support Provider disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, such Credit Support Document (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

(iv) Misrepresentation. A representation (other than a representation under Section 3(e) or 3(f)) made or repeated or deemed to have been made or repeated by the party or any Credit Support Provider of such party in this Agreement or any Credit Support Document proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated;

(v) Default Under Specified Transaction. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party:—

(l) defaults (other than by failing to make a delivery) under a Specified Transaction or any credit support arrangement relating to a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, such default results in a liquidation of, an acceleration of obligations under, or an early termination of, that Specified Transaction;

(2) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment due on the last payment or exchange date of, or any payment on early termination of, a Specified Transaction (or, if there is no applicable notice requirement or grace period, such default continues for at least one Local Business Day);

(3) defaults in making any delivery due under (including any delivery due on the last delivery or exchange date of) a Specified Transaction or any credit support arrangement relating to a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, such default results in a liquidation of, an acceleration of obligations under, or an early termination of, all transactions outstanding under the documentation applicable to that Specified Transaction; or

(4) disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, a Specified Transaction or any credit support arrangement relating to a Specified Transaction that is, in either case, confirmed or evidenced by a document or other confirming evidence executed and delivered by that party, Credit Support Provider or Specified Entity (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

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(vi) Cross-Default. If “Cross-Default” is specified in the Schedule as applying to the party, the occurrence or existence of:—

(l) a default, event of default or other similar condition or event (however described) in respect of such party, any Credit Support Provider of such party or any applicable Specified Entity of such party under one or more agreements or instruments relating to Specified Indebtedness of any of them (individually or collectively) where the aggregate principal amount of such agreements or instruments, either alone or together with the amount, if any, referred to in clause (2) below, is not less than the applicable Threshold Amount (as specified in the Schedule) which has resulted in such Specified Indebtedness becoming, or becoming capable at such time of being declared, due and payable under such agreements or instruments before it would otherwise have been due and payable; or

(2) a default by such party, such Credit Support Provider or such Specified Entity (individually or collectively) in making one or more payments under such agreements or instruments on the due date for payment (after giving effect to any applicable notice requirement or grace period) in an aggregate amount, either alone or together with the amount, if any, referred to in clause (1) above, of not less than the applicable Threshold Amount;

(vii) Bankruptcy. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party:—

(l) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4)(A) institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official, or (B) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition is instituted or presented by a person or entity not described in clause (A) above and either (I) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (II) is not dismissed, discharged, stayed or restrained in each case within 15 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 15 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (l) to (7) above (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or

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(viii) Merger Without Assumption. The party or any Credit Support Provider of such party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, or reorganises, reincorporates or reconstitutes into or as, another entity and, at the time of such consolidation, amalgamation, merger, transfer, reorganisation, reincorporation or reconstitution:—

(l) the resulting, surviving or transferee entity fails to assume all the obligations of such party or such Credit Support Provider under this Agreement or any Credit Support Document to which it or its predecessor was a party; or

(2) the benefits of any Credit Support Document fail to extend (without the consent of the other party) to the performance by such resulting, surviving or transferee entity of its obligations under this Agreement.

(b) Termination Events. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any event specified below constitutes (subject to Section 5(c)) an Illegality if the event is specified in clause (i) below, a Force Majeure Event if the event is specified in clause (ii) below, a Tax Event if the event is specified in clause (iii) below, a Tax Event Upon Merger if the event is specified in clause (iv) below, and, if specified to be applicable, a Credit Event Upon Merger if the event is specified pursuant to clause (v) below or an Additional Termination Event if the event is specified pursuant to clause (vi) below:—

(i) Illegality. After giving effect to any applicable provision, disruption fallback or remedy specified in, or pursuant to, the relevant Confirmation or elsewhere in this Agreement, due to an event or circumstance (other than any action taken by a party or, if applicable, any Credit Support Provider of such party) occurring after a Transaction is entered into, it becomes unlawful under any applicable law (including without limitation the laws of any country in which payment, delivery or compliance is required by either party or any Credit Support Provider, as the case may be), on any day, or it would be unlawful if the relevant payment, delivery or compliance were required on that day (in each case, other than as a result of a breach by the party of Section 4(b)):—

(1) for the Office through which such party (which will be the Affected Party) makes and receives payments or deliveries with respect to such Transaction to perform any absolute or contingent obligation to make a payment or delivery in respect of such Transaction, to receive a payment or delivery in respect of such Transaction or to comply with any other material provision of this Agreement relating to such Transaction; or

(2) for such party or any Credit Support Provider of such party (which will be the Affected Party) to perform any absolute or contingent obligation to make a payment or delivery which such party or Credit Support Provider has under any Credit Support Document relating to such Transaction, to receive a payment or delivery under such Credit Support Document or to comply with any other material provision of such Credit Support Document;

(ii) Force Majeure Event. After giving effect to any applicable provision, disruption fallback or remedy specified in, or pursuant to, the relevant Confirmation or elsewhere in this Agreement, by reason of force majeure or act of state occurring after a Transaction is entered into, on any day:—

(1) the Office through which such party (which will be the Affected Party) makes and receives payments or deliveries with respect to such Transaction is prevented from performing any absolute or contingent obligation to make a payment or delivery in respect of such Transaction, from receiving a payment or delivery in respect of such Transaction or from complying with any other material provision of this Agreement relating to such Transaction (or would be so prevented if such payment, delivery or compliance were required on that day), or it becomes impossible or

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impracticable for such Office so to perform, receive or comply (or it would be impossible or impracticable for such Office so to perform, receive or comply if such payment, delivery or compliance were required on that day); or

(2) such party or any Credit Support Provider of such party (which will be the Affected Party) is prevented from performing any absolute or contingent obligation to make a payment or delivery which such party or Credit Support Provider has under any Credit Support Document relating to such Transaction, from receiving a payment or delivery under such Credit Support Document or from complying with any other material provision of such Credit Support Document (or would be so prevented if such payment, delivery or compliance were required on that day), or it becomes impossible or impracticable for such party or Credit Support Provider so to perform, receive or comply (or it would be impossible or impracticable for such party or Credit Support Provider so to perform, receive or comply if such payment, delivery or compliance were required on that day), so long as the force majeure or act of state is beyond the control of such Office, such party or such Credit Support Provider, as appropriate, and such Office, party or Credit Support Provider could not, after using all reasonable efforts (which will not require such party or Credit Support Provider to incur a loss, other than immaterial, incidental expenses), overcome such prevention, impossibility or impracticability;

(iii) Tax Event. Due to (1) any action taken by a taxing authority, or brought in a court of competent jurisdiction, after a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (2) a Change in Tax Law, the party (which will be the Affected Party) will, or there is a substantial likelihood that it will, on the next succeeding Scheduled Settlement Date (A) be required to pay to the other party an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 9(h)) or (B) receive a payment from which an amount is required to be deducted or withheld for or on account of a Tax (except in respect of interest under Section 9(h)) and no additional amount is required to be paid in respect of such Tax under Section 2(d)(i)(4) (other than by reason of Section 2(d)(i)(4)(A) or (B));

(iv) Tax Event Upon Merger. The party (the “Burdened Party”) on the next succeeding Scheduled Settlement Date will either (1) be required to pay an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 9(h)) or (2) receive a payment from which an amount has been deducted or withheld for or on account of any Tax in respect of which the other party is not required to pay an additional amount (other than by reason of Section 2(d)(i)(4)(A) or (B)), in either case as a result of a party consolidating or amalgamating with, or merging with or into, or transferring all or substantially all its assets (or any substantial part of the assets comprising the business conducted by it as of the date of this Master Agreement) to, or reorganising, reincorporating or reconstituting into or as, another entity (which will be the Affected Party) where such action does not constitute a Merger Without Assumption;

(v) Credit Event Upon Merger. If “Credit Event Upon Merger” is specified in the Schedule as applying to the party, a Designated Event (as defined below) occurs with respect to such party, any Credit Support Provider of such party or any applicable Specified Entity of such party (in each case, “X”) and such Designated Event does not constitute a Merger Without Assumption, and the creditworthiness of X or, if applicable, the successor, surviving or transferee entity of X, after taking into account any applicable Credit Support Document, is materially weaker immediately after the occurrence of such Designated Event than that of X immediately prior to the occurrence of such Designated Event (and, in any such event, such party or its successor, surviving or transferee entity, as appropriate, will be the Affected Party). A “Designated Event” with respect to X means that:—

(1) X consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets (or any substantial part of the assets comprising the business conducted by X as of the

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date of this Master Agreement) to, or reorganises, reincorporates or reconstitutes into or as, another entity;

(2) any person, related group of persons or entity acquires directly or indirectly the beneficial ownership of (A) equity securities having the power to elect a majority of the board of directors (or its equivalent) of X or (B) any other ownership interest enabling it to exercise control of X; or

(3) X effects any substantial change in its capital structure by means of the issuance, incurrence or guarantee of debt or the issuance of (A) preferred stock or other securities convertible into or exchangeable for debt or preferred stock or (B) in the case of entities other than corporations, any other form of ownership interest; or

(vi) Additional Termination Event. If any “Additional Termination Event” is specified in the Schedule or any Confirmation as applying, the occurrence of such event (and, in such event, the Affected Party or Affected Parties will be as specified for such Additional Termination Event in the Schedule or such Confirmation).

(c) Hierarchy of Events.

(i) An event or circumstance that constitutes or gives rise to an Illegality or a Force Majeure Event will not, for so long as that is the case, also constitute or give rise to an Event of Default under Section 5(a)(i), 5(a)(ii)(1) or 5(a)(iii)(1) insofar as such event or circumstance relates to the failure to make any payment or delivery or a failure to comply with any other material provision of this Agreement or a Credit Support Document, as the case may be.

(ii) Except in circumstances contemplated by clause (i) above, if an event or circumstance which would otherwise constitute or give rise to an Illegality or a Force Majeure Event also constitutes an Event of Default or any other Termination Event, it will be treated as an Event of Default or such other Termination Event, as the case may be, and will not constitute or give rise to an Illegality or a Force Majeure Event.

(iii) If an event or circumstance which would otherwise constitute or give rise to a Force Majeure Event also constitutes an Illegality, it will be treated as an Illegality, except as described in clause (ii) above, and not a Force Majeure Event.

(d) Deferral of Payments and Deliveries During Waiting Period. If an Illegality or a Force Majeure Event has occurred and is continuing with respect to a Transaction, each payment or delivery which would otherwise be required to be made under that Transaction will be deferred to, and will not be due until:—

(i) the first Local Business Day or, in the case of a delivery, the first Local Delivery Day (or the first day that would have been a Local Business Day or Local Delivery Day, as appropriate, but for the occurrence of the event or circumstance constituting or giving rise to that Illegality or Force Majeure Event) following the end of any applicable Waiting Period in respect of that Illegality or Force Majeure Event, as the case may be; or

(ii) if earlier, the date on which the event or circumstance constituting or giving rise to that Illegality or Force Majeure Event ceases to exist or, if such date is not a Local Business Day or, in the case of a delivery, a Local Delivery Day, the first following day that is a Local Business Day or Local Delivery Day, as appropriate.

(e) Inability of Head or Home Office to Perform Obligations of Branch. If (i) an Illegality or a Force Majeure Event occurs under Section 5(b)(i)(1) or 5(b)(ii)(1) and the relevant Office is not the Affected Party’s head or home office, (ii) Section 10(a) applies, (iii) the other party seeks performance of the relevant obligation or

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compliance with the relevant provision by the Affected Party’s head or home office and (iv) the Affected Party’s head or home office fails so to perform or comply due to the occurrence of an event or circumstance which would, if that head or home office were the Office through which the Affected Party makes and receives payments and deliveries with respect to the relevant Transaction, constitute or give rise to an Illegality or a Force Majeure Event, and such failure would otherwise constitute an Event of Default under Section 5(a)(i) or 5(a)(iii)(1) with respect to such party, then, for so long as the relevant event or circumstance continues to exist with respect to both the Office referred to in Section 5(b)(i)(1) or 5(b)(ii)(1), as the case may be, and the Affected Party’s head or home office, such failure will not constitute an Event of Default under Section 5(a)(i) or 5(a)(iii)(1).

6. Early Termination; Close-Out Netting

(a) Right to Terminate Following Event of Default. If at any time an Event of Default with respect to a party (the “Defaulting Party”) has occurred and is then continuing, the other party (the “Non-defaulting Party”) may, by not more than 20 days notice to the Defaulting Party specifying the relevant Event of Default, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all outstanding Transactions. If, however, “Automatic Early Termination” is specified in the Schedule as applying to a party, then an Early Termination Date in respect of all outstanding Transactions will occur immediately upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(1), (3), (5), (6) or, to the extent analogous thereto, (8), and as of the time immediately preceding the institution of the relevant proceeding or the presentation of the relevant petition upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(4) or, to the extent analogous thereto, (8).

(b) Right to Terminate Following Termination Event.

(i) Notice. If a Termination Event other than a Force Majeure Event occurs, an Affected Party will, promptly upon becoming aware of it, notify the other party, specifying the nature of that Termination Event and each Affected Transaction, and will also give the other party such other information about that Termination Event as the other party may reasonably require. If a Force Majeure Event occurs, each party will, promptly upon becoming aware of it, use all reasonable efforts to notify the other party, specifying the nature of that Force Majeure Event, and will also give the other party such other information about that Force Majeure Event as the other party may reasonably require.

(ii) Transfer to Avoid Termination Event. If a Tax Event occurs and there is only one Affected Party, or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party, the Affected Party will, as a condition to its right to designate an Early Termination Date under Section 6(b)(iv), use all reasonable efforts (which will not require such party to incur a loss, other than immaterial, incidental expenses) to transfer within 20 days after it gives notice under Section 6(b)(i) all its rights and obligations under this Agreement in respect of the Affected Transactions to another of its Offices or Affiliates so that such Termination Event ceases to exist.

If the Affected Party is not able to make such a transfer it will give notice to the other party to that effect within such 20 day period, whereupon the other party may effect such a transfer within 30 days after the notice is given under Section 6(b)(i).

Any such transfer by a party under this Section 6(b)(ii) will be subject to and conditional upon the prior written consent of the other party, which consent will not be withheld if such other party’s policies in effect at such time would permit it to enter into transactions with the transferee on the terms proposed.

(iii) Two Affected Parties. If a Tax Event occurs and there are two Affected Parties, each party will use all reasonable efforts to reach agreement within 30 days after notice of such occurrence is given under Section 6(b)(i) to avoid that Termination Event.

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(iv) Right to Terminate.

(1) If:—

(A) a transfer under Section 6(b)(ii) or an agreement under Section 6(b)(iii), as the case may be, has not been effected with respect to all Affected Transactions within 30 days after an Affected Party gives notice under Section 6(b)(i); or

(B) a Credit Event Upon Merger or an Additional Termination Event occurs, or a Tax Event Upon Merger occurs and the Burdened Party is not the Affected Party,

the Burdened Party in the case of a Tax Event Upon Merger, any Affected Party in the case of a Tax Event or an Additional Termination Event if there are two Affected Parties, or the Non-affected Party in the case of a Credit Event Upon Merger or an Additional Termination Event if there is only one Affected Party may, if the relevant Termination Event is then continuing, by not more than 20 days notice to the other party, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all Affected Transactions.

(2) If at any time an Illegality or a Force Majeure Event has occurred and is then continuing and any applicable Waiting Period has expired:—

(A) Subject to clause (B) below, either party may, by not more than 20 days notice to the other party, designate (I) a day not earlier than the day on which such notice becomes effective as an Early Termination Date in respect of all Affected Transactions or (II) by specifying in that notice the Affected Transactions in respect of which it is designating the relevant day as an Early Termination Date, a day not earlier than two Local Business Days following the day on which such notice becomes effective as an Early Termination Date in respect of less than all Affected Transactions. Upon receipt of a notice designating an Early Termination Date in respect of less than all Affected Transactions, the other party may, by notice to the designating party, if such notice is effective on or before the day so designated, designate that same day as an Early Termination Date in respect of any or all other Affected Transactions.

(B) An Affected Party (if the Illegality or Force Majeure Event relates to performance by such party or any Credit Support Provider of such party of an obligation to make any payment or delivery under, or to compliance with any other material provision of, the relevant Credit Support Document) will only have the right to designate an Early Termination Date under Section 6(b)(iv)(2)(A) as a result of an Illegality under Section 5(b)(i)(2) or a Force Majeure Event under Section 5(b)(ii)(2) following the prior designation by the other party of an Early Termination Date, pursuant to Section 6(b)(iv)(2)(A), in respect of less than all Affected Transactions.

(c) Effect of Designation.

(i) If notice designating an Early Termination Date is given under Section 6(a) or 6(b), the Early Termination Date will occur on the date so designated, whether or not the relevant Event of Default or Termination Event is then continuing.

(ii) Upon the occurrence or effective designation of an Early Termination Date, no further payments or deliveries under Section 2(a)(i) or 9(h)(i) in respect of the Terminated Transactions will be required to be made, but without prejudice to the other provisions of this Agreement. The amount, if any, payable in respect of an Early Termination Date will be determined pursuant to Sections 6(e) and 9(h)(ii).

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(d) Calculations; Payment Date.

(i) Statement. On or as soon as reasonably practicable following the occurrence of an Early Termination Date, each party will make the calculations on its part, if any, contemplated by Section 6(e) and will provide to the other party a statement (l) showing, in reasonable detail, such calculations (including any quotations, market data or information from internal sources used in making such calculations), (2) specifying (except where there are two Affected Parties) any Early Termination Amount payable and (3) giving details of the relevant account to which any amount payable to it is to be paid. In the absence of written confirmation from the source of a quotation or market data obtained in determining a Close-out Amount, the records of the party obtaining such quotation or market data will be conclusive evidence of the existence and accuracy of such quotation or market data.

(ii) Payment Date. An Early Termination Amount due in respect of any Early Termination Date will, together with any amount of interest payable pursuant to Section 9(h)(ii)(2), be payable (1) on the day on which notice of the amount payable is effective in the case of an Early Termination Date which is designated or occurs as a result of an Event of Default and (2) on the day which is two Local Business Days after the day on which notice of the amount payable is effective (or, if there are two Affected Parties, after the day on which the statement provided pursuant to clause (i) above by the second party to provide such a statement is effective) in the case of an Early Termination Date which is designated as a result of a Termination Event.

(e) Payments on Early Termination. If an Early Termination Date occurs, the amount, if any, payable in respect of that Early Termination Date (the “Early Termination Amount”) will be determined pursuant to this Section 6(e) and will be subject to Section 6(f).

(i) Events of Default. If the Early Termination Date results from an Event of Default, the Early Termination Amount will be an amount equal to (1) the sum of (A) the Termination Currency Equivalent of the Close-out Amount or Close-out Amounts (whether positive or negative) determined by the Non-defaulting Party for each Terminated Transaction or group of Terminated Transactions, as the case may be, and (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party less (2) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party. If the Early Termination Amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of the Early Termination Amount to the Defaulting Party.

(ii) Termination Events. If the Early Termination Date results from a Termination Event:—

(1) One Affected Party. Subject to clause (3) below, if there is one Affected Party, the Early Termination Amount will be determined in accordance with Section 6(e)(i), except that references to the Defaulting Party and to the Non-defaulting Party will be deemed to be references to the Affected Party and to the Non-affected Party, respectively.

(2) Two Affected Parties. Subject to clause (3) below, if there are two Affected Parties, each party will determine an amount equal to the Termination Currency Equivalent of the sum of the Close-out Amount or Close-out Amounts (whether positive or negative) for each Terminated Transaction or group of Terminated Transactions, as the case may be, and the Early Termination Amount will be an amount equal to (A) the sum of (I) one-half of the difference between the higher amount so determined (by party “X”) and the lower amount so determined (by party “Y”) and (II) the Termination Currency Equivalent of the Unpaid Amounts owing to X less (B) the Termination Currency Equivalent of the Unpaid Amounts owing to Y. If the Early Termination Amount is a positive number, Y will pay it to X; if it is a negative number, X will pay the absolute value of the Early Termination Amount to Y.

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(3) Mid-Market Events. If that Termination Event is an Illegality or a Force Majeure Event, then the Early Termination Amount will be determined in accordance with clause (1) or (2) above, as appropriate, except that, for the purpose of determining a Close-out Amount or Close-out Amounts, the Determining Party will:—

(A) if obtaining quotations from one or more third parties (or from any of the Determining Party’s Affiliates), ask each third party or Affiliate (I) not to take account of the current creditworthiness of the Determining Party or any existing Credit Support Document and (II) to provide mid-market quotations; and

(B) in any other case, use mid-market values without regard to the creditworthiness of the Determining Party.

(iii) Adjustment for Bankruptcy. In circumstances where an Early Termination Date occurs because Automatic Early Termination applies in respect of a party, the Early Termination Amount will be subject to such adjustments as are appropriate and permitted by applicable law to reflect any payments or deliveries made by one party to the other under this Agreement (and retained by such other party) during the period from the relevant Early Termination Date to the date for payment determined under Section 6(d)(ii).

(iv) Adjustment for Illegality or Force Majeure Event. The failure by a party or any Credit Support Provider of such party to pay, when due, any Early Termination Amount will not constitute an Event of Default under Section 5(a)(i) or 5(a)(iii)(1) if such failure is due to the occurrence of an event or circumstance which would, if it occurred with respect to payment, delivery or compliance related to a Transaction, constitute or give rise to an Illegality or a Force Majeure Event. Such amount will (1) accrue interest and otherwise be treated as an Unpaid Amount owing to the other party if subsequently an Early Termination Date results from an Event of Default, a Credit Event Upon Merger or an Additional Termination Event in respect of which all outstanding Transactions are Affected Transactions and (2) otherwise accrue interest in accordance with Section 9(h)(ii)(2).

(v) Pre-Estimate. The parties agree that an amount recoverable under this Section 6(e) is a reasonable pre-estimate of loss and not a penalty. Such amount is payable for the loss of bargain and the loss of protection against future risks, and, except as otherwise provided in this Agreement, neither party will be entitled to recover any additional damages as a consequence of the termination of the Terminated Transactions.

(f) Set-Off. Any Early Termination Amount payable to one party (the “Payee”) by the other party (the “Payer”), in circumstances where there is a Defaulting Party or where there is one Affected Party in the case where either a Credit Event Upon Merger has occurred or any other Termination Event in respect of which all outstanding Transactions are Affected Transactions has occurred, will, at the option of the Non-defaulting Party or the Non-affected Party, as the case may be (“X”) (and without prior notice to the Defaulting Party or the Affected Party, as the case may be), be reduced by its set-off against any other amounts (“Other Amounts”) payable by the Payee to the Payer (whether or not arising under this Agreement, matured or contingent and irrespective of the currency, place of payment or place of booking of the obligation). To the extent that any Other Amounts are so set off, those Other Amounts will be discharged promptly and in all respects. X will give notice to the other party of any set-off effected under this Section 6(f).

For this purpose, either the Early Termination Amount or the Other Amounts (or the relevant portion of such amounts) may be converted by X into the currency in which the other is denominated at the rate of exchange at which such party would be able, in good faith and using commercially reasonable procedures, to purchase the relevant amount of such currency.

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If an obligation is unascertained, X may in good faith estimate that obligation and set off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

Nothing in this Section 6(f) will be effective to create a charge or other security interest. This Section 6(f) will be without prejudice and in addition to any right of set-off, offset, combination of accounts, lien, right of retention or withholding or similar right or requirement to which any party is at any time otherwise entitled or subject (whether by operation of law, contract or otherwise).

7. Transfer

Subject to Section 6(b)(ii) and to the extent permitted by applicable law, neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party without the prior written consent of the other party, except that:—

(a) a party may make such a transfer of this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement); and

(b) a party may make such a transfer of all or any part of its interest in any Early Termination Amount payable to it by a Defaulting Party, together with any amounts payable on or with respect to that interest and any other rights associated with that interest pursuant to Sections 8, 9(h) and 11.

Any purported transfer that is not in compliance with this Section 7 will be void.

8. Contractual Currency

(a) Payment in the Contractual Currency. Each payment under this Agreement will be made in the relevant currency specified in this Agreement for that payment (the “Contractual Currency”). To the extent permitted by applicable law, any obligation to make payments under this Agreement in the Contractual Currency will not be discharged or satisfied by any tender in any currency other than the Contractual Currency, except to the extent such tender results in the actual receipt by the party to which payment is owed, acting in good faith and using commercially reasonable procedures in converting the currency so tendered into the Contractual Currency, of the full amount in the Contractual Currency of all amounts payable in respect of this Agreement. If for any reason the amount in the Contractual Currency so received falls short of the amount in the Contractual Currency payable in respect of this Agreement, the party required to make the payment will, to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall. If for any reason the amount in the Contractual Currency so received exceeds the amount in the Contractual Currency payable in respect of this Agreement, the party receiving the payment will refund promptly the amount of such excess.

(b) Judgments. To the extent permitted by applicable law, if any judgment or order expressed in a currency other than the Contractual Currency is rendered (i) for the payment of any amount owing in respect of this Agreement, (ii) for the payment of any amount relating to any early termination in respect of this Agreement or (iii) in respect of a judgment or order of another court for the payment of any amount described in clause (i) or (ii) above, the party seeking recovery, after recovery in full of the aggregate amount to which such party is entitled pursuant to the judgment or order, will be entitled to receive immediately from the other party the amount of any shortfall of the Contractual Currency received by such party as a consequence of sums paid in such other currency and will refund promptly to the other party any excess of the Contractual Currency received by such party as a consequence of sums paid in such other currency if such shortfall or such excess arises or results from any variation between the rate of exchange at which the Contractual Currency is converted into the currency of the judgment or order for the purpose of such judgment or order and the rate of exchange at which such party is able, acting in good faith and using

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commercially reasonable procedures in converting the currency received into the Contractual Currency, to purchase the Contractual Currency with the amount of the currency of the judgment or order actually received by such party.

(c) Separate Indemnities. To the extent permitted by applicable law, the indemnities in this Section 8 constitute separate and independent obligations from the other obligations in this Agreement, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by the party to which any payment is owed and will not be affected by judgment being obtained or claim or proof being made for any other sums payable in respect of this Agreement.

(d) Evidence of Loss. For the purpose of this Section 8, it will be sufficient for a party to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

9. Miscellaneous

(a) Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter. Each of the parties acknowledges that in entering into this Agreement it has not relied on any oral or written representation, warranty or other assurance (except as provided for or referred to in this Agreement) and waives all rights and remedies which might otherwise be available to it in respect thereof, except that nothing in this Agreement will limit or exclude any liability of a party for fraud.

(b) Amendments. An amendment, modification or waiver in respect of this Agreement will only be effective if in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or by an exchange of electronic messages on an electronic messaging system.

(c) Survival of Obligations. Without prejudice to Sections 2(a)(iii) and 6(c)(ii), the obligations of the parties under this Agreement will survive the termination of any Transaction.

(d) Remedies Cumulative. Except as provided in this Agreement, the rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.

(e) Counterparts and Confirmations.

(i) This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission and by electronic messaging system), each of which will be deemed an original.

(ii) The parties intend that they are legally bound by the terms of each Transaction from the moment they agree to those terms (whether orally or otherwise). A Confirmation will be entered into as soon as practicable and may be executed and delivered in counterparts (including by facsimile transmission) or be created by an exchange of telexes, by an exchange of electronic messages on an electronic messaging system or by an exchange of e-mails, which in each case will be sufficient for all purposes to evidence a binding supplement to this Agreement. The parties will specify therein or through another effective means that any such counterpart, telex, electronic message or e-mail constitutes a Confirmation.

(f) No Waiver of Rights. A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

(g) Headings. The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

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(h) Interest and Compensation.

(i) Prior to Early Termination. Prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction:—

(1) Interest on Defaulted Payments. If a party defaults in the performance of any payment obligation, it will, to the extent permitted by applicable law and subject to Section 6(c), pay interest (before as well as after judgment) on the overdue amount to the other party on demand in the same currency as the overdue amount, for the period from (and including) the original due date for payment to (but excluding) the date of actual payment (and excluding any period in respect of which interest or compensation in respect of the overdue amount is due pursuant to clause (3)(B) or (C) below), at the Default Rate.

(2) Compensation for Defaulted Deliveries. If a party defaults in the performance of any obligation required to be settled by delivery, it will on demand (A) compensate the other party to the extent provided for in the relevant Confirmation or elsewhere in this Agreement and (B) unless otherwise provided in the relevant Confirmation or elsewhere in this Agreement, to the extent permitted by applicable law and subject to Section 6(c), pay to the other party interest (before as well as after judgment) on an amount equal to the fair market value of that which was required to be delivered in the same currency as that amount, for the period from (and including) the originally scheduled date for delivery to (but excluding) the date of actual delivery (and excluding any period in respect of which interest or compensation in respect of that amount is due pursuant to clause (4) below), at the Default Rate. The fair market value of any obligation referred to above will be determined as of the originally scheduled date for delivery, in good faith and using commercially reasonable procedures, by the party that was entitled to take delivery.

(3) Interest on Deferred Payments. If:—

(A) a party does not pay any amount that, but for Section 2(a)(iii), would have been payable, it will, to the extent permitted by applicable law and subject to Section 6(c) and clauses (B) and (C) below, pay interest (before as well as after judgment) on that amount to the other party on demand (after such amount becomes payable) in the same currency as that amount, for the period from (and including) the date the amount would, but for Section 2(a)(iii), have been payable to (but excluding) the date the amount actually becomes payable, at the Applicable Deferral Rate;

(B) a payment is deferred pursuant to Section 5(d), the party which would otherwise have been required to make that payment will, to the extent permitted by applicable law, subject to Section 6(c) and for so long as no Event of Default or Potential Event of Default with respect to that party has occurred and is continuing, pay interest (before as well as after judgment) on the amount of the deferred payment to the other party on demand (after such amount becomes payable) in the same currency as the deferred payment, for the period from (and including) the date the amount would, but for Section 5(d), have been payable to (but excluding) the earlier of the date the payment is no longer deferred pursuant to Section 5(d) and the date during the deferral period upon which an Event of Default or Potential Event of Default with respect to that party occurs, at the Applicable Deferral Rate; or

(C) a party fails to make any payment due to the occurrence of an Illegality or a Force Majeure Event (after giving effect to any deferral period contemplated by clause (B) above), it will, to the extent permitted by applicable law, subject to Section 6(c) and for so long as the event or circumstance giving rise to that Illegality or Force Majeure Event

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continues and no Event of Default or Potential Event of Default with respect to that party has occurred and is continuing, pay interest (before as well as after judgment) on the overdue amount to the other party on demand in the same currency as the overdue amount, for the period from (and including) the date the party fails to make the payment due to the occurrence of the relevant Illegality or Force Majeure Event (or, if later, the date the payment is no longer deferred pursuant to Section 5(d)) to (but excluding) the earlier of the date the event or circumstance giving rise to that Illegality or Force Majeure Event ceases to exist and the date during the period upon which an Event of Default or Potential Event of Default with respect to that party occurs (and excluding any period in respect of which interest or compensation in respect of the overdue amount is due pursuant to clause (B) above), at the Applicable Deferral Rate.

(4) Compensation for Deferred Deliveries. If:—

(A) a party does not perform any obligation that, but for Section 2(a)(iii), would have been required to be settled by delivery;

(B) a delivery is deferred pursuant to Section 5(d); or

(C) a party fails to make a delivery due to the occurrence of an Illegality or a Force Majeure Event at a time when any applicable Waiting Period has expired,

the party required (or that would otherwise have been required) to make the delivery will, to the extent permitted by applicable law and subject to Section 6(c), compensate and pay interest to the other party on demand (after, in the case of clauses (A) and (B) above, such delivery is required) if and to the extent provided for in the relevant Confirmation or elsewhere in this Agreement.

(ii) Early Termination. Upon the occurrence or effective designation of an Early Termination Date in respect of a Transaction:—

(1) Unpaid Amounts. For the purpose of determining an Unpaid Amount in respect of the relevant Transaction, and to the extent permitted by applicable law, interest will accrue on the amount of any payment obligation or the amount equal to the fair market value of any obligation required to be settled by delivery included in such determination in the same currency as that amount, for the period from (and including) the date the relevant obligation was (or would have been but for Section 2(a)(iii) or 5(d)) required to have been performed to (but excluding) the relevant Early Termination Date, at the Applicable Close-out Rate.

(2) Interest on Early Termination Amounts. If an Early Termination Amount is due in respect of such Early Termination Date, that amount will, to the extent permitted by applicable law, be paid together with interest (before as well as after judgment) on that amount in the Termination Currency, for the period from (and including) such Early Termination Date to (but excluding) the date the amount is paid, at the Applicable Close-out Rate.

(iii) Interest Calculation. Any interest pursuant to this Section 9(h) will be calculated on the basis of daily compounding and the actual number of days elapsed.

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10. Offices; Multibranch Parties

(a) If Section 10(a) is specified in the Schedule as applying, each party that enters into a Transaction through an Office other than its head or home office represents to and agrees with the other party that, notwithstanding the place of booking or its jurisdiction of incorporation or organisation, its obligations are the same in terms of recourse against it as if it had entered into the Transaction through its head or home office, except that a party will not have recourse to the head or home office of the other party in respect of any payment or delivery deferred pursuant to Section 5(d) for so long as the payment or delivery is so deferred. This representation and agreement will be deemed to be repeated by each party on each date on which the parties enter into a Transaction.

(b) If a party is specified as a Multibranch Party in the Schedule, such party may, subject to clause (c) below, enter into a Transaction through, book a Transaction in and make and receive payments and deliveries with respect to a Transaction through any Office listed in respect of that party in the Schedule (but not any other Office unless otherwise agreed by the parties in writing).

(c) The Office through which a party enters into a Transaction will be the Office specified for that party in the relevant Confirmation or as otherwise agreed by the parties in writing, and, if an Office for that party is not specified in the Confirmation or otherwise agreed by the parties in writing, its head or home office. Unless the parties otherwise agree in writing, the Office through which a party enters into a Transaction will also be the Office in which it books the Transaction and the Office through which it makes and receives payments and deliveries with respect to the Transaction. Subject to Section 6(b)(ii), neither party may change the Office in which it books the Transaction or the Office through which it makes and receives payments or deliveries with respect to a Transaction without the prior written consent of the other party.

11. Expenses

A Defaulting Party will on demand indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, execution fees and Stamp Tax, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement or any Credit Support Document to which the Defaulting Party is a party or by reason of the early termination of any Transaction, including, but not limited to, costs of collection.

12. Notices

(a) Effectiveness. Any notice or other communication in respect of this Agreement may be given in any manner described below (except that a notice or other communication under Section 5 or 6 may not be given by electronic messaging system or e-mail) to the address or number or in accordance with the electronic messaging system or e-mail details provided (see the Schedule) and will be deemed effective as indicated:—

(i) if in writing and delivered in person or by courier, on the date it is delivered;

(ii) if sent by telex, on the date the recipient’s answerback is received;

(iii) if sent by facsimile transmission, on the date it is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender’s facsimile machine);

(iv) if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date it is delivered or its delivery is attempted;

(v) if sent by electronic messaging system, on the date it is received; or

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(vi) if sent by e-mail, on the date it is delivered,

unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a Local Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day, in which case that communication will be deemed given and effective on the first following day that is a Local Business Day.

(b) Change of Details. Either party may by notice to the other change the address, telex or facsimile number or electronic messaging system or e-mail details at which notices or other communications are to be given to it.

13. Governing Law and Jurisdiction

(a) Governing Law. This Agreement will be governed by and construed in accordance with the law specified in the Schedule.

(b) Jurisdiction. With respect to any suit, action or proceedings relating to any dispute arising out of or in connection with this Agreement (“Proceedings”), each party irrevocably:—

(i) submits:—

(1) if this Agreement is expressed to be governed by English law, to (A) the non-exclusive jurisdiction of the English courts if the Proceedings do not involve a Convention Court and (B) the exclusive jurisdiction of the English courts if the Proceedings do involve a Convention Court; or

(2) if this Agreement is expressed to be governed by the laws of the State of New York, to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City;

(ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party; and

(iii) agrees, to the extent permitted by applicable law, that the bringing of Proceedings in any one or more jurisdictions will not preclude the bringing of Proceedings in any other jurisdiction.

(c) Service of Process. Each party irrevocably appoints the Process Agent, if any, specified opposite its name in the Schedule to receive, for it and on its behalf, service of process in any Proceedings. If for any reason any party’s Process Agent is unable to act as such, such party will promptly notify the other party and within 30 days appoint a substitute process agent acceptable to the other party. The parties irrevocably consent to service of process given in the manner provided for notices in Section 12(a)(i), 12(a)(iii) or 12(a)(iv). Nothing in this Agreement will affect the right of either party to serve process in any other manner permitted by applicable law.

(d) Waiver of Immunities. Each party irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction or order for specific performance or recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any Proceedings.

20	ISDA® 2002

14. Definitions

As used in this Agreement:—

“Additional Representation” has the meaning specified in Section 3.

“Additional Termination Event” has the meaning specified in Section 5(b).

“Affected Party” has the meaning specified in Section 5(b).

“Affected Transactions” means (a) with respect to any Termination Event consisting of an Illegality, Force Majeure Event, Tax Event or Tax Event Upon Merger, all Transactions affected by the occurrence of such Termination Event (which, in the case of an Illegality under Section 5(b)(i)(2) or a Force Majeure Event under Section 5(b)(ii)(2), means all Transactions unless the relevant Credit Support Document references only certain Transactions, in which case those Transactions and, if the relevant Credit Support Document constitutes a Confirmation for a Transaction, that Transaction) and (b) with respect to any other Termination Event, all Transactions.

“Affiliate” means, subject to the Schedule, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, “control” of any entity or person means ownership of a majority of the voting power of the entity or person.

“Agreement” has the meaning specified in Section 1(c).

“Applicable Close-out Rate” means:—

(a) in respect of the determination of an Unpaid Amount:—

(i) in respect of obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Defaulting Party, the Default Rate;

(ii) in respect of obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Non-defaulting Party, the Non-default Rate;

(iii) in respect of obligations deferred pursuant to Section 5(d), if there is no Defaulting Party and for so long as the deferral period continues, the Applicable Deferral Rate; and

(iv) in all other cases following the occurrence of a Termination Event (except where interest accrues pursuant to clause (iii) above), the Applicable Deferral Rate; and

(b) in respect of an Early Termination Amount:—

(i) for the period from (and including) the relevant Early Termination Date to (but excluding) the date (determined in accordance with Section 6(d)(ii)) on which that amount is payable:—

(1) if the Early Termination Amount is payable by a Defaulting Party, the Default Rate;

(2) if the Early Termination Amount is payable by a Non-defaulting Party, the Non-default Rate; and

(3) in all other cases, the Applicable Deferral Rate; and

21	ISDA® 2002

(ii) for the period from (and including) the date (determined in accordance with Section 6(d)(ii)) on which that amount is payable to (but excluding) the date of actual payment:—

(1) if a party fails to pay the Early Termination Amount due to the occurrence of an event or circumstance which would, if it occurred with respect to a payment or delivery under a Transaction, constitute or give rise to an Illegality or a Force Majeure Event, and for so long as the Early Termination Amount remains unpaid due to the continuing existence of such event or circumstance, the Applicable Deferral Rate;

(2) if the Early Termination Amount is payable by a Defaulting Party (but excluding any period in respect of which clause (1) above applies), the Default Rate;

(3) if the Early Termination Amount is payable by a Non-defaulting Party (but excluding any period in respect of which clause (1) above applies), the Non-default Rate; and

(4) in all other cases, the Termination Rate.

“Applicable Deferral Rate” means:—

(a) for the purpose of Section 9(h)(i)(3)(A), the rate certified by the relevant payer to be a rate offered to the payer by a major bank in a relevant interbank market for overnight deposits in the applicable currency, such bank to be selected in good faith by the payer for the purpose of obtaining a representative rate that will reasonably reflect conditions prevailing at the time in that relevant market;

(b) for purposes of Section 9(h)(i)(3)(B) and clause (a)(iii) of the definition of Applicable Close-out Rate, the rate certified by the relevant payer to be a rate offered to prime banks by a major bank in a relevant interbank market for overnight deposits in the applicable currency, such bank to be selected in good faith by the payer after consultation with the other party, if practicable, for the purpose of obtaining a representative rate that will reasonably reflect conditions prevailing at the time in that relevant market; and

(c) for purposes of Section 9(h)(i)(3)(C) and clauses (a)(iv), (b)(i)(3) and (b)(ii)(1) of the definition of Applicable Close-out Rate, a rate equal to the arithmetic mean of the rate determined pursuant to clause (a) above and a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified by it) if it were to fund or of funding the relevant amount.

“Automatic Early Termination” has the meaning specified in Section 6(a).

“Burdened Party” has the meaning specified in Section 5(b)(iv).

“Change in Tax Law” means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (or in the application or official interpretation of any law) that occurs after the parties enter into the relevant Transaction.

“Close-out Amount” means, with respect to each Terminated Transaction or each group of Terminated Transactions and a Determining Party, the amount of the losses or costs of the Determining Party that are or would be incurred under then prevailing circumstances (expressed as a positive number) or gains of the Determining Party that are or would be realised under then prevailing circumstances (expressed as a negative number) in replacing, or in providing for the Determining Party the economic equivalent of, (a) the material terms of that Terminated Transaction or group of Terminated Transactions, including the payments and deliveries by the parties under Section 2(a)(i) in respect of that Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date (assuming satisfaction of the conditions precedent in

22	ISDA® 2002

Section 2(a)(iii)) and (b) the option rights of the parties in respect of that Terminated Transaction or group of Terminated Transactions.

Any Close-out Amount will be determined by the Determining Party (or its agent), which will act in good faith and use commercially reasonable procedures in order to produce a commercially reasonable result. The Determining Party may determine a Close-out Amount for any group of Terminated Transactions or any individual Terminated Transaction but, in the aggregate, for not less than all Terminated Transactions. Each Close-out Amount will be determined as of the Early Termination Date or, if that would not be commercially reasonable, as of the date or dates following the Early Termination Date as would be commercially reasonable.

Unpaid Amounts in respect of a Terminated Transaction or group of Terminated Transactions and legal fees and out-of-pocket expenses referred to in Section 11 are to be excluded in all determinations of Close-out Amounts.

In determining a Close-out Amount, the Determining Party may consider any relevant information, including, without limitation, one or more of the following types of information:—

(i) quotations (either firm or indicative) for replacement transactions supplied by one or more third parties that may take into account the creditworthiness of the Determining Party at the time the quotation is provided and the terms of any relevant documentation, including credit support documentation, between the Determining Party and the third party providing the quotation;

(ii) information consisting of relevant market data in the relevant market supplied by one or more third parties including, without limitation, relevant rates, prices, yields, yield curves, volatilities, spreads, correlations or other relevant market data in the relevant market; or

(iii) information of the types described in clause (i) or (ii) above from internal sources (including any of the Determining Party’s Affiliates) if that information is of the same type used by the Determining Party in the regular course of its business for the valuation of similar transactions.

The Determining Party will consider, taking into account the standards and procedures described in this definition, quotations pursuant to clause (i) above or relevant market data pursuant to clause (ii) above unless the Determining Party reasonably believes in good faith that such quotations or relevant market data are not readily available or would produce a result that would not satisfy those standards. When considering information described in clause (i), (ii) or (iii) above, the Determining Party may include costs of funding, to the extent costs of funding are not and would not be a component of the other information being utilised. Third parties supplying quotations pursuant to clause (i) above or market data pursuant to clause (ii) above may include, without limitation, dealers in the relevant markets, end-users of the relevant product, information vendors, brokers and other sources of market information.

Without duplication of amounts calculated based on information described in clause (i), (ii) or (iii) above, or other relevant information, and when it is commercially reasonable to do so, the Determining Party may in addition consider in calculating a Close-out Amount any loss or cost incurred in connection with its terminating, liquidating or re-establishing any hedge related to a Terminated Transaction or group of Terminated Transactions (or any gain resulting from any of them).

Commercially reasonable procedures used in determining a Close-out Amount may include the following:—

(1) application to relevant market data from third parties pursuant to clause (ii) above or information from internal sources pursuant to clause (iii) above of pricing or other valuation models that are, at the time of the determination of the Close-out Amount, used by the Determining Party in the regular course of its business in pricing or valuing transactions between the Determining Party and unrelated third parties that are similar to the Terminated Transaction or group of Terminated Transactions; and

23	ISDA® 2002

(2) application of different valuation methods to Terminated Transactions or groups of Terminated Transactions depending on the type, complexity, size or number of the Terminated Transactions or group of Terminated Transactions.

“Confirmation” has the meaning specified in the preamble.

“consent” includes a consent, approval, action, authorisation, exemption, notice, filing, registration or exchange control consent.

“Contractual Currency” has the meaning specified in Section 8(a).

“Convention Court” means any court which is bound to apply to the Proceedings either Article 17 of the 1968 Brussels Convention on Jurisdiction and the Enforcement of Judgments in Civil and Commercial Matters or Article 17 of the 1988 Lugano Convention on Jurisdiction and the Enforcement of Judgments in Civil and Commercial Matters.

“Credit Event Upon Merger” has the meaning specified in Section 5(b).

“Credit Support Document” means any agreement or instrument that is specified as such in this Agreement.

“Credit Support Provider” has the meaning specified in the Schedule.

“Cross-Default” means the event specified in Section 5(a)(vi).

“Default Rate” means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified by it) if it were to fund or of funding the relevant amount plus 1% per annum.

“Defaulting Party” has the meaning specified in Section 6(a).

“Designated Event” has the meaning specified in Section 5(b)(v).

“Determining Party” means the party determining a Close-out Amount.

“Early Termination Amount” has the meaning specified in Section 6(e).

“Early Termination Date” means the date determined in accordance with Section 6(a) or 6(b)(iv).

“electronic messages” does not include e-mails but does include documents expressed in markup languages, and “electronic messaging system” will be construed accordingly.

“English law” means the law of England and Wales, and “English” will be construed accordingly.

“Event of Default” has the meaning specified in Section 5(a) and, if applicable, in the Schedule.

“Force Majeure Event” has the meaning specified in Section 5(b).

“General Business Day” means a day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits).

“Illegality” has the meaning specified in Section 5(b).

24	ISDA® 2002

“Indemnifiable Tax” means any Tax other than a Tax that would not be imposed in respect of a payment under this Agreement but for a present or former connection between the jurisdiction of the government or taxation authority imposing such Tax and the recipient of such payment or a person related to such recipient (including, without limitation, a connection arising from such recipient or related person being or having been a citizen or resident of such jurisdiction, or being or having been organised, present or engaged in a trade or business in such jurisdiction, or having or having had a permanent establishment or fixed place of business in such jurisdiction, but excluding a connection arising solely from such recipient or related person having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or a Credit Support Document).

“law” includes any treaty, law, rule or regulation (as modified, in the case of tax matters, by the practice of any relevant governmental revenue authority), and “unlawful” will be construed accordingly.

“Local Business Day” means (a) in relation to any obligation under Section 2(a)(i), a General Business Day in the place or places specified in the relevant Confirmation and a day on which a relevant settlement system is open or operating as specified in the relevant Confirmation or, if a place or a settlement system is not so specified, as otherwise agreed by the parties in writing or determined pursuant to provisions contained, or incorporated by reference, in this Agreement, (b) for the purpose of determining when a Waiting Period expires, a General Business Day in the place where the event or circumstance that constitutes or gives rise to the Illegality or Force Majeure Event, as the case may be, occurs, (c) in relation to any other payment, a General Business Day in the place where the relevant account is located and, if different, in the principal financial centre, if any, of the currency of such payment and, if that currency does not have a single recognised principal financial centre, a day on which the settlement system necessary to accomplish such payment is open, (d) in relation to any notice or other communication, including notice contemplated under Section 5(a)(i), a General Business Day (or a day that would have been a General Business Day but for the occurrence of an event or circumstance which would, if it occurred with respect to payment, delivery or compliance related to a Transaction, constitute or give rise to an Illegality or a Force Majeure Event) in the place specified in the address for notice provided by the recipient and, in the case of a notice contemplated by Section 2(b), in the place where the relevant new account is to be located and (e) in relation to Section 5(a)(v)(2), a General Business Day in the relevant locations for performance with respect to such Specified Transaction.

“Local Delivery Day” means, for purposes of Sections 5(a)(i) and 5(d), a day on which settlement systems necessary to accomplish the relevant delivery are generally open for business so that the delivery is capable of being accomplished in accordance with customary market practice, in the place specified in the relevant Confirmation or, if not so specified, in a location as determined in accordance with customary market practice for the relevant delivery.

“Master Agreement” has the meaning specified in the preamble.

“Merger Without Assumption” means the event specified in Section 5(a)(viii).

“Multiple Transaction Payment Netting” has the meaning specified in Section 2(c).

“Non-affected Party” means, so long as there is only one Affected Party, the other party.

“Non-default Rate” means the rate certified by the Non-defaulting Party to be a rate offered to the Non-defaulting Party by a major bank in a relevant interbank market for overnight deposits in the applicable currency, such bank to be selected in good faith by the Non-defaulting Party for the purpose of obtaining a representative rate that will reasonably reflect conditions prevailing at the time in that relevant market.

“Non-defaulting Party” has the meaning specified in Section 6(a).

“Office” means a branch or office of a party, which may be such party’s head or home office.

“Other Amounts” has the meaning specified in Section 6(f).

25	ISDA® 2002

“Payee” has the meaning specified in Section 6(f).

“Payer” has the meaning specified in Section 6(f).

“Potential Event of Default” means any event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Proceedings” has the meaning specified in Section 13(b).

“Process Agent” has the meaning specified in the Schedule.

“rate of exchange” includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the Contractual Currency.

“Relevant Jurisdiction” means, with respect to a party, the jurisdictions (a) in which the party is incorporated, organised, managed and controlled or considered to have its seat, (b) where an Office through which the party is acting for purposes of this Agreement is located, (c) in which the party executes this Agreement and (d) in relation to any payment, from or through which such payment is made.

“Schedule” has the meaning specified in the preamble.

“Scheduled Settlement Date” means a date on which a payment or delivery is to be made under Section 2(a)(i) with respect to a Transaction.

“Specified Entity” has the meaning specified in the Schedule.

“Specified Indebtedness” means, subject to the Schedule, any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money.

“Specified Transaction” means, subject to the Schedule, (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into between one party to this Agreement (or any Credit Support Provider of such party or any applicable Specified Entity of such party) and the other party to this Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party) which is not a Transaction under this Agreement but (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, (b) any combination of these transactions and (c) any other transaction identified as a Specified Transaction in this Agreement or the relevant confirmation.

“Stamp Tax” means any stamp, registration, documentation or similar tax.

“Stamp Tax Jurisdiction” has the meaning specified in Section 4(e).

26	ISDA® 2002

“Tax” means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment under this Agreement other than a stamp, registration, documentation or similar tax.

“Tax Event” has the meaning specified in Section 5(b).

“Tax Event Upon Merger” has the meaning specified in Section 5(b).

“Terminated Transactions” means, with respect to any Early Termination Date, (a) if resulting from an Illegality or a Force Majeure Event, all Affected Transactions specified in the notice given pursuant to Section 6(b)(iv), (b) if resulting from any other Termination Event, all Affected Transactions and (c) if resulting from an Event of Default, all Transactions in effect either immediately before the effectiveness of the notice designating that Early Termination Date or, if Automatic Early Termination applies, immediately before that Early Termination Date.

“Termination Currency” means (a) if a Termination Currency is specified in the Schedule and that currency is freely available, that currency, and (b) otherwise, euro if this Agreement is expressed to be governed by English law or United States Dollars if this Agreement is expressed to be governed by the laws of the State of New York.

“Termination Currency Equivalent” means, in respect of any amount denominated in the Termination Currency, such Termination Currency amount and, in respect of any amount denominated in a currency other than the Termination Currency (the “Other Currency”), the amount in the Termination Currency determined by the party making the relevant determination as being required to purchase such amount of such Other Currency as at the relevant Early Termination Date, or, if the relevant Close-out Amount is determined as of a later date, that later date, with the Termination Currency at the rate equal to the spot exchange rate of the foreign exchange agent (selected as provided below) for the purchase of such Other Currency with the Termination Currency at or about 11:00 a.m. (in the city in which such foreign exchange agent is located) on such date as would be customary for the determination of such a rate for the purchase of such Other Currency for value on the relevant Early Termination Date or that later date. The foreign exchange agent will, if only one party is obliged to make a determination under Section 6(e), be selected in good faith by that party and otherwise will be agreed by the parties.

“Termination Event” means an Illegality, a Force Majeure Event, a Tax Event, a Tax Event Upon Merger or, if specified to be applicable, a Credit Event Upon Merger or an Additional Termination Event.

“Termination Rate” means a rate per annum equal to the arithmetic mean of the cost (without proof or evidence of any actual cost) to each party (as certified by such party) if it were to fund or of funding such amounts.

“Threshold Amount” means the amount, if any, specified as such in the Schedule.

“Transaction” has the meaning specified in the preamble.

“Unpaid Amounts” owing to any party means, with respect to an Early Termination Date, the aggregate of (a) in respect of all Terminated Transactions, the amounts that became payable (or that would have become payable but for Section 2(a)(iii) or due but for Section 5(d)) to such party under Section 2(a)(i) or 2(d)(i)(4) on or prior to such Early Termination Date and which remain unpaid as at such Early Termination Date, (b) in respect of each Terminated Transaction, for each obligation under Section 2(a)(i) which was (or would have been but for Section 2(a)(iii) or 5(d)) required to be settled by delivery to such party on or prior to such Early Termination Date and which has not been so settled as at such Early Termination Date, an amount equal to the fair market value of that which was (or would have been) required to be delivered and (c) if the Early Termination Date results from an Event of Default, a Credit Event Upon Merger or an Additional Termination Event in respect of which all outstanding Transactions are Affected Transactions, any Early Termination Amount due prior to such Early Termination Date and which remains unpaid as of such Early Termination Date, in each case together with any amount of interest accrued or other

27	ISDA® 2002

compensation in respect of that obligation or deferred obligation, as the case may be, pursuant to Section 9(h)(ii)(1) or (2), as appropriate. The fair market value of any obligation referred to in clause (b) above will be determined as of the originally scheduled date for delivery, in good faith and using commercially reasonable procedures, by the party obliged to make the determination under Section 6(e) or, if each party is so obliged, it will be the average of the Termination Currency Equivalents of the fair market values so determined by both parties.

“Waiting Period” means:—

(a) in respect of an event or circumstance under Section 5(b)(i), other than in the case of Section 5(b)(i)(2) where the relevant payment, delivery or compliance is actually required on the relevant day (in which case no Waiting Period will apply), a period of three Local Business Days (or days that would have been Local Business Days but for the occurrence of that event or circumstance) following the occurrence of that event or circumstance; and

(b) in respect of an event or circumstance under Section 5(b)(ii), other than in the case of Section 5(b)(ii)(2) where the relevant payment, delivery or compliance is actually required on the relevant day (in which case no Waiting Period will apply), a period of eight Local Business Days (or days that would have been Local Business Days but for the occurrence of that event or circumstance) following the occurrence of that event or circumstance.

IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

THE BANK OF NOVA SCOTIA	SCOTIABANK COVERED BOND GUARANTOR LIMITED PARTNERSHIP, by its managing general partner, SCOTIABANK COVERED BOND GP INC.
(Name of Party)	(Name of Party)

By:	/s/ Ian Berry	By:	/s/ Jake Lawrence
	Name: Ian Berry		Name: Jake Lawrence
	Title: Managing Director and Head, Funding and Liquidity Management		Title: President and Secretary
	Date: July 19, 2013		Date: July 19, 2013

28	ISDA® 2002

Covered Bond Swap Agreement

SCHEDULE

to the

2002 Master Agreement

dated as of July 19, 2013

between

(1)	THE BANK OF NOVA SCOTIA ("Party A"); and

(2)	SCOTIABANK COVERED BOND GUARANTOR LIMITED PARTNERSHIP ("Party B").

Part 1. Termination Provisions

(a)	"Specified Entity" means in relation to Party A for the purpose of:-

Section 5(a)(v), none

Section 5(a)(vi), none

Section 5(a)(vii), none

Section 5(b)(iv), none

and in relation to Party B for the purpose of:-

Section 5(a)(v), none

Section 5(a)(vi), none

Section 5(a)(vii), none

Section 5(b)(iv), none

(b)	"Specified Transaction" will have the meaning specified in Section 14.

(c)	The "Cross Default" provisions of Section 5(a)(vi) will not apply to Party B and will apply to Party A where Party A is the Issuer.

If such provisions apply, Clauses (1) and (2) of Section 5(vi) of the Agreement shall be deleted and replaced with “an Issuer Event of Default in respect of Party A which has resulted in Covered Bonds becoming due and payable under their respective terms.”.

(d)	The "Credit Event Upon Merger" provisions of Section 5(b)(iv) will not apply to Party A and will not apply to Party B.

(e)	The "Automatic Early Termination" provision of Section 6(a) will not apply to Party A and will not apply to Party B.

(f)	Payments on Early Termination. For the purposes of Section 6(e) of this Agreement:-

(i)	Market Quotation will apply.

(ii)	The Second Method will apply.

(g)	"Termination Currency" means Canadian Dollars.

(h)	Rights of Party B to Terminate. Notwithstanding any other provision of this Agreement to the contrary:

(i)	if, at any time, Party B is Independently Controlled and Governed (as such term is defined in the CMHC Guide) but, subject to Part 1(m)(ii) below, without prejudice to any other rights Party B may have hereunder, Party B shall have the discretion, but not be required, to:
(A)	waive the requirement of Party A to provide credit support, obtain an Eligible Guarantee or replace itself as a party hereunder, in each case, pursuant to the terms of Part 5(h) of this Schedule, and
(B)	refrain from forthwith terminating this Agreement or finding a replacement counterparty, in each case, upon the occurrence of an Event of Default or Additional Termination Event hereunder where Party A is the sole Defaulting Party or the sole Affected Party, as applicable; and
(ii)	if, at any time, Party B is not Independently Controlled and Governed (as such term is defined in the CMHC Guide), Party B shall not:
(A)	waive the requirement of Party A to provide credit support, obtain an Eligible Guarantee or replace itself as a party hereunder, in each case, pursuant to the terms of Part 5(h) of this Schedule, or
(B)	refrain from forthwith terminating this Agreement or finding a replacement counterparty, in each case, upon the occurrence of an Event of Default or Additional Termination Event hereunder where Party A is the sole Defaulting Party or the sole Affected Party, as applicable.
Part 2.	Tax Representations

(a)	Payer Representations. For the purpose of Section 3(e) of this Agreement, Party A and Party B will each make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

2

(b)	Payee Representations. For the purposes of Section 3(f) of the Agreement, Party A makes the representation specified below (the "Additional Tax Representation"):

It is not a non-resident of Canada for the purposes of the Income Tax Act (Canada).

For purposes of Section 3(f) of the Agreement, Party B makes the representation specified below:

None.

3

Part 3.	Agreement to Deliver Documents

For the purpose of Sections 4(a)(i) and (ii) of this Agreement, each party agrees to deliver the following documents, as applicable:-

(a)	Tax forms, documents or certificates to be delivered are:-

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered

None

(b)	Other documents to be delivered are:-

Party required			Covered by
to deliver	Form/Document/	Date by which	Section 3(d)
document	Certificate	to be delivered	Representation

Party A and Party B	Appropriate evidence of its signatory's authority	On signing of this Agreement	Yes

Party B	Copy of the Guarantor Agreement certified as at the date hereof as true and in full force and effect	On signing of this Agreement	No

Part 4.	Miscellaneous

(a)	Addresses for Notices. For the purpose of Section 12(a) of this Agreement:-

Address for notices or communications to Party A:

With respect to Transactions:

Address:	The Bank of Nova Scotia Scotia Plaza 44 King Street West Toronto, Ontario M5H 1H1

Attention:	Managing Director, Alternate Funding

Facsimile No.:   (416) 945-4001

Any other notice sent to Party A (including, without limitation, any notice in connection with Section 5, 6 or 9(b) of the Agreement shall be copied to the following address:

Address:	The Bank of Nova Scotia Scotia Plaza 44 King Street West Toronto, Ontario M5H 1H1

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Attention: Managing Director, Alternate Funding

Facsimile No.:   (416) 945-4001

Address for notices or communications to Party B:-

Address:	Scotiabank Covered Bond Guarantor Limited Partnership c/o The Bank of Nova Scotia Scotia Plaza 44 King Street West Toronto, Ontario M5H 1H1

Attention:	Managing Director, Alternate Funding

Facsimile No.:   (416) 945-4001

With a copy to the Bond Trustee:-

Name:	Computershare Trust Company of Canada

Address:	100 University Avenue, 11th Floor Toronto, Ontario M5J 2YI

Attention:	Manager, Corporate Trust

Facsimile No.:   (416) 867-4166

(b)	Process Agent. For the purpose of Section 13(c) of this Agreement:-

Party A appoints as its Process Agent: Not applicable.

Party B appoints as its Process Agent: Not applicable.

(c)	Offices. The provisions of Section 10(a) will apply to this Agreement.

(d)	Multibranch Party. For the purpose of Section 10(c) of this Agreement:-

Party A is not a Multibranch Party.

Party B is not a Multibranch Party.

(e)	Credit Support Document. Details of any Credit Support Document:-

In respect of Party A, the Credit Support Annex attached as a Schedule to the Agreement and any Eligible Guarantee.

In respect of Party B, none.

(f)	Credit Support Provider.

Credit Support Provider means in relation to Party A, Party A and any guarantor under any Eligible Guarantee.
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Credit Support Provider means in relation to Party B, none.

(g)	Governing Law. This Agreement and any non-contractual obligations arising out of or in connection with it will be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

(h)	Netting of Payments. Subparagraph (ii) of Section 2(c) of this Agreement will apply to Transactions entered into under this Agreement unless otherwise specified in a Confirmation.

(i)	"Affiliate" will have the meaning specified in Section 14 of this Agreement.

Part 5. Other Provisions

(a)	No Set-Off

(i)	All payments under this Agreement shall be made without set-off or counterclaim, except as expressly provided for in Section 6.

(ii)	Section 6(e) shall be amended by the deletion of the following sentence:

"The amount, if any, payable in respect of an Early Termination Date and determined pursuant to this Section will be subject to any Set-off."

(b)	Security Interest

Notwithstanding Section 7, Party A hereby agrees and consents to the assignment by way of security by Party B of its interests under this Agreement (without prejudice to, and after giving effect to, any contractual netting provision contained in this Agreement) to the Bond Trustee (or any successor thereto) pursuant to and in accordance with the Security Agreement and acknowledges notice of such assignment. Each of the parties hereby confirms and agrees that the Bond Trustee shall not be liable for any of the obligations of Party B hereunder.

(c)	Disapplication of Certain Events of Default

Sections 5(a)(ii), 5(a)(iii), 5(a)(iv), 5(a)(vii)(2), (7) and (9), and 5(a)(viii) will not apply in respect of Party B. 5(a)(v) will not apply to Party A or to Party B.

Section 5(a)(vii)(3) will not apply to Party B to the extent that it refers to any assignment, arrangement or composition that is effected by or pursuant to the Transaction Documents.

Section 5(a)(vii)(4) will not apply to Party B to the extent that it refers to any proceedings or petitions instituted or presented by Party A or any of its Affiliates.

Section 5(a)(vii)(6) will not apply in respect of Party B to the extent that it refers to (i) any appointment that is effected by or pursuant to the Transaction Documents, or (ii) any appointment that Party B has not become subject to.

Section 5(a)(vii)(8) will apply to Party B only to the extent that it applies to Section 5(a)(vii)(1), (3), (4), (5) and (6), as amended above as applicable.

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(d)	Disapplication of Certain Termination Events

The "Tax Event" and "Tax Event upon Merger" provisions of Section 5(b)(ii) and 5(b)(iii) will not apply to Party A or to Party B.

(e)	Amendments

(i)	Section 9(b) is amended by adding “(i)” after “if” in the first line of that Section, and by adding “, (ii) in respect of any material amendment, modification or waiver, the Rating Agency Condition has been satisfied with respect thereto; provided that any amendment to (1) a ratings trigger provided for in this Agreement that lowers the threshold ratings, or (2) the consequences of breaching any such ratings trigger that makes such consequences less onerous, shall, with respect to each affected Rating Agency only, be deemed to be a material amendment and shall be subject to satisfaction of the Rating Agency Condition with respect to each affected Rating Agency, and (iii) such amendment, modification or waiver shall be in compliance with the CMHC Guide” after “system” and before the “.” in the third line of that Section;

(ii)	Party B shall notify Moody’s, Fitch and DBRS of all non-material amendments, modifications and waivers in respect of this Agreement, provided that failure to deliver such notice shall not constitute a breach of the obligations of Party B under this Agreement; and

(iii)	Notwithstanding anything in this Agreement, if at any time the Issuer determines that any one of DBRS, Fitch or Moody’s shall no longer be a Rating Agency in respect of the Program, then, so long as (a) the Program is in compliance with the terms of the CMHC Guide with respect to the ratings of the Covered Bonds, and (b) each outstanding Series of Covered Bonds is rated by at least two Rating Agencies, the ratings triggers for such rating agency as set out in this Agreement will no longer be applicable without any further action or formality, including for greater certainty any requirement for satisfaction of the Rating Agency Condition with respect to the remaining Rating Agencies or consent or approval of the Bond Trustee or the holders of the Covered Bonds. Any amendments to this Agreement to reflect the foregoing shall be deemed not to be a material amendment and may be made by the parties thereto without the requirement for satisfaction of the Rating Agency Condition with respect to the remaining Rating Agencies or consent or approval of the Bond Trustee or the holders of the Covered Bonds.

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(f)	Failure to Pay and Deliver

Section 5(a)(i) does not apply to Party B in the case of a failure to pay or deliver caused by the assets then available to Party B being insufficient to make the related payment or delivery in full on the relevant payment or delivery date or the first Local Business Day or Local Delivery Day, as the case may be, after notice of such failure is given to Party B.

(g)	Transfers

Section 7 of this Agreement is replaced in its entirety with the following:

“(a)	General. Save as provided in Parts 5(b), (g) and (h) of the Schedule to this Agreement and this Section 7, neither party may transfer its interest hereunder or under any Transaction to another party.

(b)	Transfers by Party A. Without prejudice to Section 6(b)(ii), Party A may transfer all but not part of its interest and obligations in and under this Agreement upon providing five Local Business Days' prior written notice to Party B and the Bond Trustee, to any entity (the "Transferee") provided that:

(i)	the Transferee is an Eligible Swap Provider or the Transferee's obligations under this Agreement are guaranteed by an entity which is an Eligible Swap Provider;

(ii)	as of the date of such transfer, the Transferee will not, as a result of such transfer, be required to withhold or deduct on account of any Tax under this Agreement;

(iii)	a Termination Event or an Event of Default will not occur under this Agreement as a direct result of such transfer;

(iv)	no additional amount will be payable by Party B to Party A or the Transferee on the next succeeding Scheduled Payment Date as a result of such transfer;

(v)	the Transferee enters into documentation identical or substantially identical to this Agreement and the documents executed in connection with this Agreement; and

(vi)	the Rating Agency Condition has been satisfied with respect to such transfer.

(c)	Transfers by Party B. Neither this Agreement nor any interest in or under this Agreement or any Transaction may be transferred by Party B to any other entity save with Party A's prior written consent; except that such consent is not required in the case of a transfer, charge or assignment to the Bond Trustee as contemplated in the Security Agreement."

(h)	Additional termination provisions.
(i)	If (1) the rating of the short-term, unsecured, unsubordinated and unguaranteed debt obligations or, respectively, the long-term, unsecured, unsubordinated and unguaranteed debt obligations of Party A or any credit support provider or guarantor from time to time in respect of Party A cease to be rated at least as high as, respectively, “Prime-1” or “A2” or, if Party A, such credit support provider or guarantor does not have a short-term rating assigned by Moody’s, the long-term unsecured, unsubordinated and unguaranteed debt obligations of Party A or any credit support provider or guarantor cease to be rated at least as high as “A1” (the “Minimum Moody’s Rating”) by Moody’s Investors Service Inc. (“Moody’s”), (2) the short-term issuer default rating or the long-term issuer default rating of Party A or any credit support provider or guarantor from time to time in respect of Party A ceases to be at least as high as, respectively, “F1” and “A” (the “Minimum Fitch Rating”) by Fitch Ratings, Inc.
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(“Fitch”), or (3) the rating of the short-term, unsecured, unsubordinated and unguaranteed debt obligations or, respectively, the long-term, unsecured, unsubordinated and unguaranteed debt obligations of Party A or any credit support provider or guarantor from time to time in respect of Party A cease to be rated at least as high as, respectively, “R-1 (middle)” or “A” (the “Minimum DBRS Rating” and, together with the Minimum Moody’s Rating and Minimum Fitch Rating, the “Minimum Ratings” and each a “Minimum Rating”) by DBRS Limited (“DBRS” and, together with Moody’s and Fitch and each of their respective successors, the “Rating Agencies” and each a “Rating Agency”), (each such cessation being an “Initial Rating Event”), then Party A will, at its own cost, either:

(A)	transfer credit support in accordance with the provisions of the ISDA Credit Support Annex within 10 Business Days of the occurrence of the first such Initial Rating Event;
(B)	subject to Part 5(p), transfer all of its rights and obligations with respect to this Agreement to a replacement third party that satisfies the Minimum Ratings requirement of all Rating Agencies, in respect of which the Rating Agency Condition has been satisfied, and that is satisfactory to the Bond Trustee (whose consent shall be given if the replacement third party has the relevant Minimum Rating and the Rating Agency Condition has been satisfied with respect thereto) within (x) 30 calendar days of the occurrence of the first such Initial Rating Event caused by a failure to maintain the ratings specified by Moody’s or DBRS or (y) 14 calendar days of the occurrence of the first such Initial Rating Event caused by a failure to maintain the ratings specified by Fitch, provided that Party A transfers credit support in accordance with the provisions of the ISDA Credit Support Annex within 10 Business Days of the occurrence of the first such Initial Rating Event; or
(C)	obtain a guarantee (an “Eligible Guarantee”) of its rights and obligations with respect to this Agreement from a third party that satisfies the Minimum Ratings requirement of all Rating Agencies, in respect of which the Rating Agency Condition has been satisfied, and that is satisfactory to the Bond Trustee (whose consent shall be given if the third party has the relevant Minimum Rating and the Rating Agency Condition has been satisfied with respect thereto) within (x) 30 calendar days of the occurrence of the first such Initial Rating Event caused by a failure to maintain the ratings specified by Moody’s or DBRS or (y) 14 calendar days of the occurrence of the first such Initial Rating Event caused by a failure to maintain the ratings specified by Fitch, provided that Party A transfers credit support in accordance with the provisions of the ISDA Credit Support Annex within 10 Business Days of the occurrence of the first such Initial Rating Event.

If any of sub-paragraphs (i)(B) or (i)(C) above are satisfied at any time, Party A will not be required to transfer any additional credit support in respect of such Initial Rating Event.

(ii)	If, (1) the rating of the short-term, unsecured, unsubordinated and unguaranteed debt obligations or, respectively, the long-term, unsecured, unsubordinated and unguaranteed debt obligations of Party A or any credit support provider or guarantor from time to time in respect of Party A cease to be rated at least as high as, respectively “Prime-2” or “A3” by Moody’s, (2) the short-term issuer default rating or the long-term issuer default rating of Party A or any credit support provider or guarantor from time to time in respect of Party A ceases to be at least as high as, respectively, “F3” and “BBB-” by Fitch, or (3) the rating of the short-term, unsecured, unsubordinated and unguaranteed debt obligations or, respectively, the long-term, unsecured, unsubordinated and unguaranteed debt obligations of Party A or any credit support provider or guarantor from time to time in respect of Party A cease to be rated at least as high as, respectively, “R-2 (high)” or “BBB (high)” by DBRS
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(each such rating, a “Subsequent Rating” and each such event, a “Subsequent Rating Event”) with respect to Party A, then Party A will:

(A)	immediately and in any event no later than 15 calendar days after such Subsequent Rating Event at its own cost and expense, shall (i) transfer all of its rights and obligations with respect to this Agreement to a replacement third party that satisfies the Minimum Ratings requirement of all Rating Agencies, in respect of which the Rating Agency Condition has been satisfied, and that is satisfactory to the Bond Trustee (whose consent shall be given if the replacement third party has the relevant Minimum Rating or if the relevant Rating Agency confirms that such transfer would maintain the ratings of the Covered Bonds by such Rating Agency at, or restore the rating of the Covered Bonds by such Rating Agency to, the level at which it was immediately prior to such Subsequent Rating Event), or (ii) obtain an Eligible Guarantee of its rights and obligations with respect to this Agreement from a third party that satisfies the Minimum Ratings requirement of all Rating Agencies, in respect of which the Rating Agency Condition has been satisfied, and that is satisfactory to the Bond Trustee (whose consent shall be given if the third party has the relevant Minimum Rating and the Rating Agency Condition has been satisfied with respect thereto); and
(B)	transfer credit support pursuant to the ISDA Credit Support Annex in no event later than 10 Business Days following the occurrence of a Subsequent Rating Event and until such time as the action set out in sub-paragraph (ii)(A) above has been taken.

If the action set out in sub-paragraph (ii)(A) above is taken at any time following a Subsequent Rating Event, Party A will not be required to transfer any additional credit support in respect of such Subsequent Rating Event.

(iii)
(A)	Without prejudice to the consequences of Party A breaching any provision of this Agreement (other than sub-paragraph (i) above) or failing to transfer credit support under the ISDA Credit Support Annex, if Party A does not take any of the measures described in sub-paragraph (i) above, such failure shall not be or give rise to an Event of Default but shall constitute an Additional Termination Event with respect to Party A which shall be deemed to have occurred on (x) the tenth Business Day following the applicable Initial Rating Event with respect to the measures set out in sub-paragraph (i)(A) and (y) with respect to the measures set out in sub-paragraphs (i)(B) and (i)(C), the last day of the remedy period specified in such sub-paragraph, and in each case Party A shall be the sole Affected Party and all Transactions as Affected Transactions.
(B)	Without prejudice to the consequences of Party A breaching any provision of this Agreement (other than sub-paragraph (ii) above) or failing to transfer credit support under the ISDA Credit Support Annex, if, at the time a Subsequent Rating Event occurs, Party A fails to transfer credit support as required by the Credit Support Annex, such failure will not be or give rise to an Event of Default but will constitute an Additional Termination Event with respect to Party A and will be deemed to have occurred on the tenth Business Day following such Subsequent Rating Event with Party A as the sole Affected Party and all Transactions as Affected Transactions. Further, an Additional Termination Event with respect to Party A shall be deemed to have occurred if, even if Party A continues to transfer credit support as required by sub-paragraph (ii)(B) above and notwithstanding Section 5(a)(ii), Party A does not take any measure specified in sub-paragraph (ii)(A) above. Such Additional Termination Event will be deemed to have occurred on the fifteenth day following
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the Subsequent Rating Event, with Party A as the sole Affected Party and all Transactions as Affected Transactions.

(C)	If any of the Covered Bonds then outstanding have been assigned a rating by Moody’s, Party B were to designate an Early Termination Date and there would be a payment due to Party A, then Party B may only designate such an Early Termination Date in respect of an Additional Termination Event under this Part 5(h)(iii) if Party B has found a replacement counterparty willing to enter into a new transaction on terms that reflect as closely as reasonably possible, as determined by Party B in its sole and absolute discretion, the economic, legal and credit terms of the Terminated Transactions, and Party B has acquired the Bond Trustee’s prior written consent.

Each of Party B and the Bond Trustee (at the expense of Party A) shall use their reasonable endeavours to co-operate with Party A in connection with any of the measures which Party A may take under this Part 5(h) following the rating events described herein.

(i)	Additional Representations

(i)	Section 3 of this Agreement is amended by the addition at the end thereof of the following additional representations:

“(g)	No Agency. It is entering into this Agreement and each Transaction as principal and not as agent of any person."

(ii)	Eligibility Criteria under CMHC Guide. Party A will be deemed to represent to Party B (which representations will continuously apply for so long as Party A remains a party to any outstanding Transaction hereunder) that:
(1)	it has the necessary experience, qualifications, facilities and other resources to perform its obligations hereunder;
(2)	the rating of the short-term, unsecured, unsubordinated and unguaranteed debt obligations or, respectively, the long-term, unsecured, unsubordinated and unguaranteed debt obligations of Party A or any credit support provider or guarantor from time to time in respect of Party A satisfies the respective Minimum Ratings of each Rating Agency;
(3)	it has, in all material respects, complied with all laws, regulations and rules applicable to it in connection with the entering into of this Agreement and any Transactions hereunder, and the performance of its obligations hereunder;
(4)	it is and will continue to be in regulatory good standing and in material compliance with and under all Laws applicable to its duties and obligations hereunder and the other Transaction Documents to which it is a party; and
(5)	it is and will continue to be in material compliance with its internal policies and procedures (including risk management policies) relevant to its duties and obligations hereunder and the other Transaction Documents to which it is a party."

(j)	Recording of Conversations

Each party to this Agreement acknowledges and agrees to the tape recording of conversations between the parties to this Agreement whether by one or the other or both of the parties.

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(k)	Relationship between the Parties

The Agreement is amended by the insertion after Section 14 of an additional Section 15, reading in its entirety as follows:

"15. Relationship between the Parties

Each party will be deemed to represent to the other party on the date on which it enters into a Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction):

(a)	Non Reliance. It is acting for its own account, and it has made its own decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction. It has not received from the other party any assurance or guarantee as to the expected results of that Transaction.

(b)	Assessment and Understanding. It is capable of assessing the merits of and understanding (through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the financial and other risks of that Transaction.

(c)	Status of Parties. The other party is not acting as a fiduciary or an adviser for it in respect of that Transaction."

(l)	Tax

The Agreement is amended by deleting Section 2(d) in its entirety and replacing it with the following:

"(d) Deduction or Withholding for Tax

(i)	Requirement to Withhold

All payments under this Agreement will be made without any deduction or withholding for or on account of any Tax unless such deduction or withholding is required (including, for the avoidance of doubt, if such deduction or withholding is required in order for the payer to obtain relief from Tax) by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect. If a party ("X") is so required to deduct or withhold, then that party (the "Deducting Party"):

(1)	will promptly notify the other party ("Y") of such requirement;
(2)	will pay or procure payment to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any Gross Up Amount (as defined below) paid by the Deducting Party to Y under this Section 2(d)) promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Y;
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(3)	will promptly forward to Y an official receipt (or a certified copy), or other documentation reasonably acceptable to Y, evidencing such payment to such authorities; and
(4)	if X is Party A, X will promptly pay in addition to the payment to which Party B is otherwise entitled under this Agreement, such additional amount (the "Gross Up Amount") as is necessary to ensure that the net amount actually received by Party B will equal the full amount which Party B would have received had no such deduction or withholding been required.
(ii)	Liability

If:

(1)	X is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding for or on account of any Tax in respect of payments under this Agreement; and
(2)	X does not so deduct or withhold; and
(3)	a liability resulting from such Tax is assessed directly against X, then, except to the extent that Y has satisfied or then satisfies the liability resulting from such Tax, (A) where X is Party B, Party A will promptly pay to Party B the amount of such liability (the "Liability Amount") (including any related liability for interest and together with an amount equal to the Tax payable by Party B on receipt of such amount but including any related liability for penalties only if Party A has failed to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d)) and Party B will promptly pay to the relevant government revenue authority the amount of such liability (including any related liability for interest and penalties) and (B) where X is Party A and Party A would have been required to pay a Gross Up Amount to Party B, Party A will promptly pay to the relevant government revenue authority the amount of such liability (including any related liability for interest and penalties).
(m)	Additional Agreements. Party A agrees to (i) comply with and perform all of its agreements and obligations hereunder and under each of the other Transaction Documents to which it is a party in any capacity, and (ii) comply with the CMHC Guide.

(n)	Condition Precedent

Section 2(a)(iii) shall be amended by the deletion of the words "a Potential Event of Default" in respect of obligations of Party A only.

(o)	Representations

Section 3(b) shall be amended by the deletion of the words "or Potential Event of Default" in respect of the representation given by Party B only.

(p)	Additional Definitions

Words and expressions defined in the Master Definitions and Construction Agreement made between the parties to the Transaction Documents (as defined therein) on July 19, 2013 (as the same may be amended, restated and/or supplemented from time to time) (the "Master Definitions and Construction Agreement") shall, except so far as the context otherwise requires, have the same meaning in this Agreement. Any defined terms used herein and not defined in the Master

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Definitions and Construction Agreement shall have the meanings given to them in this Agreement. In the event of any inconsistency between the definitions in this Agreement and in the Master Definitions and Construction Agreement the definitions in this Agreement shall prevail. The rules of interpretation set out in the Master Definitions and Construction Agreement shall apply to this Agreement.

In this Agreement,

“Eligible Guarantee” means an unconditional and irrevocable guarantee that is provided by a guarantor as principal debtor rather than surety and is directly enforceable by Party B, where (I) such guarantee provides that if a guaranteed obligation cannot be performed without an action being taken by Party A, the guarantor shall use its best endeavours to procure that Party A takes such action, (II)(A) a law firm has given a legal opinion confirming that none of the guarantor's payments to Party B under such guarantee will be subject to deduction or withholding for tax and such opinion has been disclosed to the Rating Agencies, (B) such guarantee provides that, in the event that any of such guarantor's payments to Party B are subject to deduction or withholding for tax, such guarantor is required to pay such additional amount as is necessary to ensure that the net amount actually received by Party B (free and clear of any tax) will equal the full amount Party B would have received had no such deduction or withholding been required or (C) in the event that any payment (the “Primary Payment”) under such guarantee is made net of deduction or withholding for tax, Party A is required, under this Agreement, to make such additional payment (the “Additional Payment”) as is necessary to ensure that the net amount actually received by Party B from the guarantor (free and clear of any tax) in respect of the Primary Payment and the Additional Payment will equal the full amount Party B would have received had no such deduction or withholding been required (assuming that the guarantor will be required to make a payment under such guarantee in respect of the Additional Payment) and (III) the guarantor waives any right of set-off in respect of payments under such guarantee.

"Eligible Swap Provider" shall mean a person whose short-term and, if applicable, long-term unsecured and unsubordinated debt obligations, or IDR, as applicable, are rated at least as high as each of the Moody's Required Rating, the Minimum DBRS Rating and the Fitch Required Rating.

(q)	Change of Account

Section 2(b) of the Agreement is hereby amended by the addition of the following at the end thereof:

"provided that such new account shall be in the same legal and tax jurisdiction as the original account, and provided that such new account, in the case of Party B only, (a) is held with a financial institution with a short-term, unsecured and unsubordinated debt rating or IDR, as applicable, of at least "P-1" by Moody's and "F1" by Fitch, (b) is held with a financial institution with a long-term, unsecured and unsubordinated debt rating of at least "A1" by Moody's; and (c) is held with a financial institution with the Account Bank Ratings required by DBRS."

(r)	Security Agreement

(i)	Party B undertakes that its obligations to Party A pursuant to this Agreement shall at all times be secured by the Security Agreement.

(ii)	In relation to amounts due and payable by Party B to Party A, Party A agrees that it will have recourse only as provided in the Security Agreement but always subject to the order of priority of payments set out in the Security Agreement.

(iii)	Party A covenants and agrees that it will not institute against, or join any person in instituting against, Party B or any general partner of Party B any bankruptcy, winding-up,
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reorganisation, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal, provincial or foreign bankruptcy, insolvency or similar law, for one year and one day (or the length of the applicable preference period, if longer) after all Covered Bonds have been repaid in full. This provision will survive the termination of this Agreement.

(s)	Obligations Binding.

For purposes of Section 3(a)(v) the representations as to enforceability of such obligation shall also be subject to the fact that judgments awarded by Canadian courts may only be in Canadian dollars and that such judgments may be awarded based on a rate of exchange in existence on a day other than the day of payment.

(t)	Illegality.

For purposes of Section 5(b)(i), the obligation of Party A to comply with any official directive issued or given by any government agency or authority with competent jurisdiction which has the result referred to in Section 5(b)(i) will be deemed to be an “Illegality”.

(u)	Conditional Two Way Payments. Section 6 of this Agreement is amended by the inclusion of the following Section 6(g):

“(g) Conditions to Certain Payments. Notwithstanding the provisions of Section 6(e)(i), if the amount referred to therein is a positive number, the Defaulting Party will pay such amount to the Non-defaulting Party, and if the amount referred to therein is a negative number, the Non-defaulting Party shall have no obligation to pay any amount thereunder to the Defaulting Party unless and until the conditions set forth in (i) and (ii) below have been satisfied at which time there shall arise an obligation of the Non-defaulting Party to pay to the Defaulting Party an amount equal to the absolution value of such negative number less any and all amounts which the Defaulting Party may be obligated to pay under Section 11;

(i) the Non-defaulting Party shall have received confirmation satisfactory to it in its sole discretion (which may include an unqualified opinion of its counsel) that (x) no further payments or deliveries under Section 2(a)(i) or 9(h)(i) in respect of Terminated Transactions will be required to be made in accordance with Section 6(c)(ii) and (y) each Specified Transaction shall have terminated pursuant to its specified termination date or through the exercise by a party of a right to terminate and all obligations owing under each such Specified Transaction shall have been fully and finally performed; and

(ii) all obligations (contingent or absolute, matured or unmatured) of the Defaulting Party and any Affiliate of the Defaulting Party to make any payment or delivery to the Non-defaulting Party or any Affiliate of the Non-defaulting Party shall have been fully and finally performed.

(v)	Execution. Section 9(e)(ii) of this Agreement is deleted and replaced in its entirety with the following provision:

“(ii) Execution of Transactions. The parties intend that they are legally bound by the terms of each Transaction from the moment they agree to those terms (whether orally or otherwise). A Confirmation shall be entered into as soon as practicable and may be executed and delivered in counterparts (including by facsimile transmission) or be created by exchange of electronic messages on an electronic messaging system, facsimile transmissions or other delivery, which in each case will be sufficient for all purposes to evidence a binding supplement to this Agreement. With respect to Confirmations created by an exchange of electronic messages, facsimile transmissions or other delivery, only those terms which match and are contained in the messages sent by both parties will form the Confirmation of the Transaction. Where a transaction is confirmed by means of electronic messaging system (including, without limitation, circumstances where such electronic message is

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printed and faxed or otherwise delivered by one party to the other party) such confirmation will constitute a “Confirmation” as referred to in this Agreement even where not so specified in the Confirmation. The location, branch or office of each party to which payment or delivery is required under the terms of a Transaction shall be deemed to be an “Office” for purposes of Section 10 of this Agreement even where the Confirmation does not expressly identify such location, branch or office as an “Office”.

(w)	Service of Process.

With respect to the provisions of Section 13(c) of the Agreement, the reference therein to Section 12 to the contrary notwithstanding, no consent is given by either party to service of process by telex, facsimile transmission or electronic messaging system.

(x)	Equivalency Clause.

For the purpose of disclosure pursuant to the Interest Act (Canada), the yearly rate of interest to which any rate of interest payable under this Agreement that is to be calculated on any basis other than a full calendar year is equivalent may be determined by multiplying such rate by a fraction of the numerator of which is the actual number of days in the calendar year in which such yearly rate of interest is to be ascertained and the denominator of which is the number of days comprising such other basis.

(y)	Electronic Signatures.

Party A confirms, and Party B acknowledges, that Party A uses a computer-based system to execute certain Confirmations and that each such Confirmation executed by Party A by means of an electronically-produced signature shall have the same legal effect as if such signature had been manually written on such Confirmation and that each such Confirmation shall be deemed to have been signed for the purposes of any statute or rule of law that requires such Confirmation to be signed. The parties acknowledge that in any legal proceedings between them respecting or in any way relating to this Agreement, each party expressly waives any right to raise any defence or waiver of liability based upon the execution of a Confirmation by Party A by means of an electronically-produced signature. This provision shall apply to all Confirmations outstanding as of the date hereof and executed by Party A by means of an electronically-produced signature, and to all Confirmations in respect of Transactions entered into between Party A and Party B after the date hereof.

(z)	Adherence to 2002 Master Agreement Protocol.

The parties agree that the definitions and provisions contained in Annexes 1 to 18 and Section 6 of the 2002 Master Agreement Protocol published on July 15, 2003 by ISDA are incorporated into and apply to this Agreement and any Transaction hereunder, as applicable. References in those definitions and provisions to any “ISDA Master Agreement” will be deemed to be references to this Agreement. For greater certainty, if there is any inconsistency between this provision and the provisions in a Confirmation of a Transaction, this provision shall prevail unless such Confirmation expressly overrides the provisions of the relevant annex to the 2002 Master Agreement Protocol.

(aa)	Force Majeure Event.

Section 5(b)(ii) of the Agreement shall be amended by (i) (A) deleting the words “or impractical” where they appear therein, and (B) by deleting the words “force majeure or act of state” where they appear in the third line of the opening paragraph and replace them with the following language:

“any event of circumstance, including, without limitation, any natural, technological, political or governmental (which for greater certainty includes an act of state) or similar event or circumstance,”

16

and

(ii) replacing the words “the force majeure or act of state” where they appear in the first line of the last paragraph with the following language:

“such event or circumstance was not anticipated at the date of entering into the Transaction (or, in the case of the Early Termination Amount, the date of entering into this Agreement),”

(bb)	Notice of Termination/Novation to CMHC

Upon any termination or novation of the Agreement, Party B shall provide notice to CMHC of such termination or novation contemporaneously with the earlier of (i) notice of such termination or novation being provided to a Rating Agency, (ii) notice of such termination or novation being provided to or otherwise made available to Covered Bondholders, and (iii) five Toronto Business Days following such termination or novation. Any such notice shall include the reasons for the termination or novation, and if the Agreement has been novated, all information relating to the replacement counterparty to the Agreement required by the CMHC Guide to be provided to CMHC in relation to such counterparty, together with all applicable documents governing such contractual relationship.

(cc)	Severability.

If any term, provision, covenant, or condition of this Agreement, or the application thereof to any Party or circumstance, shall be held to be invalid or unenforceable (in whole or in part) for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Agreement had been executed with the invalid or unenforceable portion eliminated, so long as this Agreement as so modified continues to express, without material change, the original intentions of the Parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits or expectations of the Parties. The parties shall endeavour to engage in good faith negotiations to replace any invalid or unenforceable term, provision, covenant or condition with a valid or enforceable term, provision, covenant or condition, the economic effect of which comes as close as possible to that of the invalid or unenforceable term, provision, covenant or condition. Notwithstanding the foregoing, this severability provision will not be applicable if any provision of Section 2, 5, 6 or 13 (or any definition or provision in Section 14 to the extent it relates to or is used in or in connection with any such section) is held to be prohibited or unenforceable and it shall be understood that this severability provision will not affect the “single agreement” concept of Section 1(c).

(dd)	Ontario Jurisdiction. Section 13(b) is restated as follows:

“(b) Jurisdiction. With respect to any suit, action or proceedings relating to any dispute arising out of or in connection with this Agreement (“Proceedings”), each party irrevocably:

(1)	submits to the non-exclusive jurisdiction of the courts of the Province of Ontario;

(2)	waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object with respect to such Proceeding, that such court does not have any jurisdiction over such party; and

(3)	agrees, to the extent permitted by applicable law, that the bringing of Proceedings in any one or more jurisdictions will not preclude the bringing of Proceedings in any other jurisdiction.”

17

(ee)	Payments on Early Termination. For the purposes of Section 6(e) of this Agreement, in determining a party’s Close-out Amount under this Agreement, all outstanding Transactions shall be deemed to be in effect at the time of such determination notwithstanding the Effective Date thereof as set out in the relevant Confirmation.

(ff)	Non-Petition.

Party A agrees that it will not institute against, or join any other party in instituting against, Party B or any general partner of Party B, any bankruptcy, reorganisation, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal, provincial or foreign bankruptcy, insolvency or similar law, for one year and one day after all Covered Bonds have been repaid in full. The foregoing provision will survive the termination of this Agreement by any party.

18

THE BANK OF NOVA SCOTIA		SCOTIABANK COVERED BOND GUARANTOR LIMITED PARTNERSHIP, by its managing general partner, SCOTIABANK COVERED BOND GP INC.
By:	/s/ Ian Berry	By:	/s/ Jake Lawrence
	Name: Ian Berry		Name: Jake Lawrence
	Title: Managing Director and Head, Funding and Liquidity Management		Title: President and Secretary

ISDA®

International Swaps and Derivatives Association, Inc.

CREDIT SUPPORT ANNEX

to the Schedule to the

Covered Bonds
2002 Master Agreement

dated as of July 19, 2013

between

The Bank of Nova Scotia	and	Scotiabank Covered Bond Guarantor Limited Partnership
(“Party A”)		(“Party B”)

This Annex supplements, forms part of, and is subject to, the ISDA Master Agreement referred to above and is part of its Schedule. For the purposes of this Agreement, including, without limitation, Sections 1(c), 2(a), 5 and 6, the credit support arrangements set out in this Annex constitute a Transaction (for which this Annex constitutes the Confirmation).

Paragraph 1.           Interpretation

Capitalised terms not otherwise defined in this Annex or elsewhere in this Agreement have the meanings specified pursuant to Paragraph 10, and all references in this Annex to Paragraphs are to Paragraphs of this Annex. In the event of any inconsistency between this Annex and the other provisions of this Schedule, this Annex will prevail, and in the event of any inconsistency between Paragraph 11 and the other provisions of this Annex, Paragraph 11 will prevail. For the avoidance of doubt, references to “transfer” in this Annex mean, in relation to cash, payment, and in relation to the assets, delivery.

Paragraph 2.           Credit Support Obligations

(a)                 Delivery Amount. Subject to Paragraphs 3 and 4, upon a demand made by the Transferee on or promptly following a Valuation Date, if the Delivery Amount for that Valuation Date equals or exceeds the Transferor’s Minimum Transfer Amount, then the Transferor will transfer to the Transferee Eligible Credit Support having a Value as of the date of transfer at least equal to the applicable Delivery Amount (rounded pursuant to Paragraph 11(b)(iii)(D)). Unless otherwise specified in Paragraph 11(b), the “Delivery Amount” applicable to the Transferor for any Valuation Date will equal the amount by which:

(i)                   the Credit Support Amount

exceeds

(ii)                 the Value as of that Valuation Date of the Transferor’s Credit Support Balance (adjusted to include any prior Delivery Amount and to exclude any prior Return Amount, the transfer of which, in each case, has not yet been completed and for which the relevant Settlement Day falls on or after such Valuation Date).

(b)                 Return Amount. Subject to Paragraphs 3 and 4, upon a demand made by the Transferor on or promptly following a Valuation Date, if the Return Amount for that Valuation Date equals or exceeds the Transferee’s Minimum Transfer Amount, then the Transferee will transfer to the Transferor Equivalent Credit Support specified by the

Transferor in that demand having a Value as of the date of transfer as close as practicable to the applicable Return Amount (rounded pursuant to Paragraph 11(b)(iii)(D)) and the Credit Support Balance will, upon such transfer, be reduced accordingly. Unless otherwise specified in Paragraph 11(b), the “Return Amount” applicable to the Transferee for any Valuation Date will equal the amount by which:

(i)                   the Value as of that Valuation Date of the Transferor’s Credit Support Balance (adjusted to include any prior Delivery Amount and to exclude any prior Return Amount, the transfer of which, in each case, has not yet been completed and for which the relevant Settlement Day falls on or after such Valuation Date).

exceeds

(ii)                 the Credit Support Amount.

Paragraph 3.           Transfers, Calculations and Exchanges

(a)                 Transfers. All transfers under this Annex of any Eligible Credit Support, Equivalent Credit Support, Interest Amount or Equivalent Distributions shall be made in accordance with the instructions of the Transferee or Transferor, as applicable, and shall be made:

(i)                   in the case of cash, by transfer into one or more bank accounts specified by the recipient;

(ii)                 in the case of certificated securities which cannot or which the parties have agreed will not be delivered by book-entry, by delivery in appropriate physical form to the recipient or its account accompanied by any duly executed instruments of transfer, transfer tax stamps and any other documents necessary to constitute a legally valid transfer of the transferring party’s legal and beneficial title to the recipient; and

(iii)                in the case of securities which the parties have agreed will be delivered by book-entry, by the giving of written instructions (including, for the avoidance of doubt, instructions given by telex, facsimile transmission or electronic messaging system) to the relevant depository institution or other entity specified by the recipient, together with a written copy of the instructions to the recipient, sufficient, if complied with, to result in a legally effective transfer of the transferring party’s legal and beneficial title to the recipient.

Subject to Paragraph 4 and unless otherwise specified, if a demand for the transfer of Eligible Credit Support or Equivalent Credit Support is received by the Notification Time, then the relevant transfer will be made not later than the close of business on the Settlement Day relating to the date such demand is received; if a demand is received after the Notification Time, then the relevant transfer will be made not later than the close of business on the Settlement Day relating to the day after the date such demand is received.

(b)                 Calculations. All calculations of Value and Exposure for purposes of Paragraphs 2 and 4(a) will be made by the relevant Valuation Agent as of the relevant Valuation Time. The Valuation Agent will notify each party (or the other party, if the Valuation Agent is a party) of its calculations not later than the Notification Time on the Local Business Day following the applicable Valuation Date (or, in the case of Paragraph 4(a), following the date of calculation).

(c)                 Exchanges.

(i)                   Unless otherwise specified in Paragraph 11, the Transferor may on any Local Business Day by notice inform the Transferee that it wishes to transfer to the Transferee Eligible Credit Support specified in that notice (the “New Credit Support”) in exchange for certain Eligible Credit Support (the “Original Credit Support”) specified in that notice comprised in the Transferor’s Credit Support Balance.

(ii)                 If the Transferee notifies the Transferor that it has consented to the proposed exchange, (A) the Transferor will be obliged to transfer the New Credit Support to the Transferee on the first Settlement Day following the date on which it receives notice (which may be oral telephonic notice) from the Transferee of its consent and (B) the Transferee will be obliged to transfer to the Transferor Equivalent Credit Support in respect of the Original Credit Support not later than the Settlement Day following the date on which the Transferee receives the New Credit Support, unless otherwise specified in Paragraph 11(d) (the “Exchange Date”); provided that the Transferee will only be obliged to transfer Equivalent Credit Support with a Value as of the date of transfer as close as practicable to, but in any event not more than, the Value of the New Credit Support as of that date.

Paragraph 4.           Dispute Resolution

(a)                 Disputed Calculations or Valuations. If a party (a “Disputing Party”) reasonably disputes (I) the Valuation Agent’s calculation of a Delivery Amount or a Return Amount or (II) the Value of any transfer of Eligible Credit Support or Equivalent Credit Support, then:

(1)	the Disputing Party will notify the other party and the Valuation Agent (if the Valuation Agent is not the other party) not later than the close of business on the Local Business Day following, in the case of (I) above, the date that the demand is received under Paragraph 2 or, in the case of (II) above, the date of transfer;
(2)	in the case of (I) above, the appropriate party will transfer the undisputed amount to the other party not later than the close of business on the Settlement Day following the date that the demand is received under Paragraph 2;
(3)	the parties will consult with each other in an attempt to resolve the dispute; and
(4)	if they fail to resolve the dispute by the Resolution Time then:

(i) in the case of a dispute involving a Delivery Amount or Return Amount, unless otherwise specified in Paragraph 11(c), the Valuation Agent will recalculate the Exposure and the Value as of the Recalculation Date by:

(A) utilising any calculations of that part of the Exposure attributable to the Transactions that the parties have agreed are not in dispute;

(B) calculating that part of the Exposure attributable to the Transactions in dispute by seeking four actual quotations at mid-market from Reference Market-makers for purposes of calculating Market Quotation, and taking the arithmetic average of those obtained; provided that if four quotations are not available for a particular Transaction, then fewer than four quotations may be used for that Transaction, and if no quotations are available for a particular Transaction, then the Valuation Agent’s original calculations will be used for the Transaction; and

(C) utilising the procedures specified in Paragraph 11(e)(ii) for calculating the Value, if disputed, of the outstanding Credit Support Balance;

(ii) in the case of a dispute involving the Value of any transfer of Eligible Credit Support or Equivalent Credit Support, the Valuation Agent will recalculate the Value as of the date of transfer pursuant to Paragraph 11(e)(ii).

Following a recalculation pursuant to this Paragraph, the Valuation Agent will notify each party (or the other party, if the Valuation Agent is a party) as soon as possible but in any event not later than the Notification Time on the Local Business Day following the Resolution Time. The appropriate party will, upon demand following such notice given the Valuation Agent or resolution pursuant to (3) above and subject to Paragraph 3(a), make the appropriate transfer.

(b)                 No Event of Default. The failure by a party to make a transfer of any amount which is the subject of a dispute to which Paragraph 4(a) applies will not constitute an Event of Default for as long as the procedures set out in this Paragraph 4 are being carried out. For the avoidance of doubt, upon completion of those procedures, Section 5(a)(i) of this Agreement will apply to any failure by a party to make a transfer required under the final sentence of Paragraph 4(a) on the relevant due date.

Paragraph 5.           Transfer of Title, No Security Interest, Distributions and Interest Amount

(a)                 Transfer of Title. Each party agrees that all right, title and interest in and to any Eligible Credit Support, Equivalent Credit Support, Equivalent Distributions or Interest Amount which it transfers to the other party under the terms of this Annex shall vest in the recipient free and clear of any liens, claims, charges or encumbrances or any other interest of the transferring party or of any third person (other than a lien routinely imposed on all securities in a relevant clearance system).

(b)                 No Security Interest. Nothing in this Annex is intended to create or does create in favour of either party any mortgage, charge, lien, pledge, encumbrance or other security interest in any cash or other property transferred by one party to the other party under the terms of this Annex.

(c)                 Distributions and Interest Amount.

(i)                   Distributions. The Transferee will transfer to the Transferor not later than the Settlement Day following each Distributions Date cash, securities or other property of the same type, nominal value, description and amount as the relevant Distributions (“Equivalent Distributions”) to the extent that a Delivery Amount would not be created or increased by the transfer, as calculated by the Valuation Agent (and the date of calculation will be deemed a Valuation Date for this purpose).

(ii)                 Interest Amount. Unless otherwise specified in Paragraph 11(f)(iii), the Transferee will transfer to the Transferor at the times specified in Paragraph 11(f)(ii) the relevant Interest Amount to the extent that a Delivery Amount would not be created or increased by the transfer, as calculated by the Valuation Agent (and the date of calculation will be deemed a Valuation Date for this purpose).

Paragraph 6.           Default

If any Early Termination Date is designated or deemed to occur as a result of an Event of Default in relation to a party, an amount equal to the Value of the Credit Support Balance, determined as though the Early Termination Date were a Valuation Date, will be deemed to be an Unpaid Amount due to the Transferor (which may or may not be the Defaulting Party) for purposes of Section 6(e). For the avoidance of doubt, if Market Quotation is the applicable payment measure for purposes of Section 6(e), then the Market Quotation determined under Section 6(e) in relation to the Transaction constituted by this Annex will be deemed to be zero, and if Loss is the applicable payment measure for purposes of Section 6(e), then the Loss determined under Section 6(e) in relation to the Transaction will be limited to the Unpaid Amount representing the Value of the Credit Support Balance.

Paragraph 7.           Representation

Each party represents to the other party (which representation will be deemed to be repeated as of each date on which it transfers Eligible Credit Support, Equivalent Credit Support or Equivalent Distributions) that is the sole owner of or otherwise has the right to transfer all Eligible Credit Support, Equivalent Credit Support or Equivalent Distributions it transfers to the other party under this Annex, free and clear of any security interest, lien encumbrance or other restriction (other than lien routinely imposed on all securities in a relevant clearance system).

Paragraph 8.           Expenses

Each party will pay its own costs and expenses (including any stamp, transfer, or similar transaction tax or duty payable on any transfer it is required to make under this Annex) in connection with performing its obligations under this Annex, and neither party will be liable for any such costs and expenses incurred by the other party.

Paragraph 9.           Miscellaneous

(a)                 Default Interest. Other than in the case of an amount which is the subject of dispute under Paragraph 4(a), if a Transferee fails to make, when due, any transfer of Equivalent Credit Support, Equivalent Distributions or the Interest Amount, it will be obliged to pay the Transferor (to the extent permitted under applicable law) an amount equal to interest at the Default Rate multiplied by the Value on the relevant Valuation Date of the items of property that were required to be transferred, from (and including) the date that the Equivalent Credit Support, Equivalent Distributions or Interest Amount were required to be transferred to (but excluding) the date of transfer of the Equivalent Credit Support, Equivalent Distributions or Interest Amount. This interest will be calculated on the basis of daily compounding and the actual number of days elapsed.

(b)                 Good Faith and Commercially Reasonable Manner. Performance of all obligations under this Annex, including, but not limited to, all calculations, valuations and determinations made by either party, will be made in good faith and in a commercially reasonable manner.

(c)                 Demands and Notices. All demands and notices given by a party under this Annex will be given as specified in Section 12 of this Agreement.

(d)                 Specifications of Certain Matters. Anything referred to in this Annex as being specified in Paragraph 11 also may be specified in one or more Confirmations or other documents and this Annex will be construed accordingly.

Paragraph 10.       Definitions

As used in this Annex:

“Base Currency” means the currency specified as such in Paragraph 11(a)(i).

“Base Currency Equivalent” means, with respect to an amount on a Valuation Date, in the case of an amount denominated in the Base Currency, such Base Currency and, in the case of an amount denominated in a currency other than the Base Currency (the “Other Currency”), the amount of Base Currency required to purchase such amount of the Other Currency at the spot exchange rate determined by the Valuation Agent for value on such Valuation Date.

“Credit Support Amount” means, with respect to a Transferor on a Valuation Date, (i) the Transferee’s Exposure plus (ii) all Independent Amounts applicable to the Transferor, if any, minus (iii) all Independent Amounts applicable to the Transferee, if any, minus (iv) the Transferor’s Threshold; provided, however, that the Credit Support Amount will be deemed to be zero whenever the calculation of Credit Support Amount yields a number less than zero.

“Credit Support Balance” means, with respect to a Transferor on a Valuation Date, the aggregate of all Eligible Credit Support that has been transferred to or received by the Transferee under this Annex, together with any Distributions and all proceeds of any such Eligible Credit Support or Distributions, as reduced pursuant to Paragraph 2(b), 3(c)(ii) or 6. Any Equivalent Distributions or Interest Amount (or portion of either) not transferred pursuant to Paragraph 5(c)(i) or (ii) will form part of the Credit Support Balance.

“Delivery Amount” has the meaning specified in Paragraph 2(a).

“Disputing Party” has the meaning specified in Paragraph 4.

“Distributions” means, with respect to any Eligible Credit Support comprised in the Credit Support Balance consisting of securities, all principal, interest and other payments and distributions of cash or other property to which a holder of securities of the same type, nominal value, description and amount as such Eligible Credit Support would be entitled from time to time.

“Distribution Date” means, with respect to any Eligible Credit Support comprised in the Credit Support Balance other than cash, each date on which a holder of such Eligible Credit Support is entitled to receive Distributions or, if that date is not a Local Business Day, the next following Local Business Day.

“Eligible Credit Support” means, with respect to a party, the items, if any, specified as such for that party in Paragraph 11(b)(ii) including, in relation to any securities, if applicable, the proceeds of any redemption in whole or in party of such securities by the relevant issuer.

“Eligible Currency” means each currency specified as such in Paragraph 11(a)(ii), if such currency is freely available.

“Equivalent Credit Support” means, in relation to any Eligible Credit Support comprised in the Credit Support Balance, Eligible Credit Support of the same type, nominal value, description and amount as that Eligible Credit Support.

“Equivalent Distributions” has the meaning specified in Paragraph 5(c)(i).

“Exchange Date” has the meaning specified in Paragraph 11(d).

“Exposure” means, with respect to a party on a Valuation Date and subject to Paragraph 4 in the case of a dispute, the amount, if any, that would be payable to that party by the other party (expressed as a positive number) or by that party to the other party (expressed as a negative number) pursuant to Section 6(e)(ii)(1) of this Agreement if all Transactions (other than the Transaction constituted by this Annex) were being terminated as of the relevant Valuation Time, on the basis that (i) that party is not the Affected Party and (ii) the Base Currency is the Termination Currency; provided that Market Quotations will be determined by the Valuation Agent on behalf of that party using its estimates at mid-market of the amounts that would be paid for Replacement Transactions (as that term is defined in the definition of “Market Quotation”).

“Independent Amount” means, with respect to a party, the Base Currency Equivalent of the amount specified as such for that party in Paragraph 11(b)(iii)(A); if not amount is specified, zero.

“Interest Amount” means, with respect to an Interest Period, the aggregate sum of the Base Currency Equivalents of the amounts of interest determined for each relevant currency and calculated for each day in that Interest Period on the principal amount of the portion of the Credit Support Balance comprised of cash in such currency, determined by the Valuation Agent for each such day as follows:

(x)	the amount of cash in such currency on that day; multiplied by
(y)	the relevant Interest Rate in effect for that day; divided by
(z)	360 (or, in the case of pounds sterling, 365).

“Interest Period” means the period from (and including) the last Local Business Day on which an Interest Amount was transferred (or, if no Interest Amount has yet been transferred, the Local Business Day on which Eligible Credit Support or Equivalent Credit Support in the form of cash was transferred to or received by the Transferee) to (but excluding) the Local Business Day on which the current Interest Amount is transferred.

“Interest Rate” means with respect to an Eligible Currency, the rate specified in Paragraph 11(f)(i) for that currency.

“Local Business Day”, unless otherwise specified in Paragraph 11(h), means:

(i)                 in relation to a transfer of cash or other property (other than securities) under this Annex, a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in the place where the relevant account is located and, if different, in the principal financial centre, if any, of the currency of such payment;

(ii)                 in relation to a transfer of securities under this Annex, a day on which the clearance system agreed between the parties for delivery of the securities is open for the acceptance and execution of settlement instructions or, if delivery of the securities is contemplated by other means, a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in the place(s) agreed between the parties for this purpose.

(iii)                 in relation to a valuation under this Annex, a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in the place of location of the Valuation Agent and in the place(s) agreed between the parties for this purpose; and

(iv)                 in relation to any notice or other communication under this Annex, a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in the place specified in the address for notice most recently provided by the recipient.

“Minimum Transfer Amount” means, with respect to a party, the amount specified as such for that party in Paragraph 11(b)(iii)(C); if no amount is specified, zero.

“New Credit Support” has the meaning specified in Paragraph 3(c)(i).

“Notification Time” has the meaning specified in Paragraph 11(c)(iv).

“Recalculation Date” means the Valuation Date that gives rise to the dispute under Paragraph 4; provided, however, that if a subsequent Valuation Date occurs under Paragraph 2 prior to the resolution of the dispute, then the “Recalculation Date” means the most recent Valuation Date under Paragraph 2.

“Resolution Time” has the meaning specified in Paragraph 11(c)(i).

“Return Amount” has the meaning specified in Paragraph 2(b).

“Settlement Day” means, in relation to a date, (i) with respect to a transfer of cash or other property (other than securities), the next Local Business Day and (ii) with respect to a transfer of securities, the first Local Business Day after such date on which settlement of a trade in the relevant securities, if effected on such date, would have been settled in accordance with customary practice when settling through the clearance system agreed between the parties for delivery of such securities or, otherwise, on the market in which such securities are principally traded (or, in either case, if there is no such customary practice, on the first Local Business Day after such date on which it is reasonably practicable to deliver such securities).

“Threshold” means, with respect to a party, the Base Currency Equivalent of the amount specified as such for that party in Paragraph 11(b)(iii)(B); if no amount is specified, zero.

“Transferee” means, in relation to each Valuation Date, the party in respect of which Exposure is a positive number and, in relation to a Credit Support Balance, the party which, subject to this Annex, owes such Credit Support Balance or, as the case may be, the Value of such Credit Support Balance to the other party.

“Transferor” means, in relation to a Transferee, the other party.

“Valuation Agent” has the meaning specified in Paragraph 11(c)(i).

“Valuation Date” means each date specified in or otherwise determined pursuant to Paragraph 11(c)(ii).

“Valuation Percentage” means, for any item of Eligible Credit Support, the percentage specified in Paragraph 11(b)(ii).

“Valuation Time” has the meaning specified in Paragraph 11(c)(iii).

“Value” means, for any Valuation Date or other date for which Value is calculated, and subject to Paragraph 4 in the case of a dispute, with respect to:

(i)	Eligible Credit Support comprised in a Credit Support Balance that is:

(A) an amount of cash, the Base Currency Equivalent of such amount multiplied by the applicable Valuation Percentage, if any; and

(B) a security, the Base Currency Equivalent of the bid price obtained by the Valuation Agent multiplied by the applicable Valuation Percentage, if any; and

(ii)	items that are comprised in a Credit Support Balance and are not Eligible Credit Support, zero.

Paragraph 11.       Elections and Variables

(a)	Base Currency and Eligible Currency.
(i)	“Base Currency” means CAD.
(ii)	“Eligible Currency” means the Base Currency and each other currency specified here: US Dollars, Euro, Sterling.
(b)	Credit Support Obligations.
(i)	Delivery Amount, Return Amount and Credit Support Amount.
(A)	“Delivery Amount”: Paragraph 2(a) shall apply, except that the words, “upon a demand made by the Transferee” shall be deleted and the word “that” on the second line of Paragraph 2(a) shall be replaced with the word “a”.
(B)	“Return Amount” has the meaning as specified in Paragraph 2(b); except that the words “include any prior Delivery Amount and to” shall be deleted from Paragraph 2(b)(i).
(C)	“Credit Support Amount” has the meaning specified under the relevant definition of Ratings Agency Requirement. In circumstances where more than one of the Ratings Agency Requirements apply to Party A, the Credit Support Amount shall be calculated by reference to the Ratings Agency Requirement which would result in Party A transferring the greatest amount of Eligible Credit Support. Under no circumstances will Party A be required to transfer more Eligible Credit Support than the greatest amount calculated in accordance with the Ratings Agency Requirement set out below.
(ii)	Eligible Credit Support. The following items will qualify as “Eligible Credit Support” for Party A:
	Collateral Type	Valuation Percentages in respect of Moody’s	Valuation Percentages in respect of Fitch	Valuation Percentages in respect of DBRS
(A)	Provided Party B will not exceed the Prescribed Cash Limitation and subject to the provision immediately following this Eligible Credit Support chart, cash in the Base Currency	100%	100%	100% if cash is in the Base Currency
(B)

Negotiable debt obligations denominated in an Eligible Currency issued by:

the U.S. Treasury Department,

(with local and foreign currency issuer ratings equal to or greater than AA- by Fitch and Aa3 by Moody’s) having a remaining time to maturity of:

		In relation to residual maturity as set out in the corresponding order under Collateral Type:	In relation to residual maturity as set out in the corresponding order under Collateral Type:	In relation to residual maturity as set out in the corresponding order under Collateral Type:

			Highest	Highest
	Collateral Type	Valuation Percentages in respect of Moody’s	Valuation Percentages in respect of Fitch		Valuation Percentages in respect of DBRS
			Covered Bond Rated AA- or higher	Covered Bond Rated A+ or below
(i)	35 days or less	99%	83.9%	88.7%	100% if collateral is in the Base Currency, otherwise, as agreed between Party A and DBRS
(ii)	more than 35 days but not more than one year;	99%	83.9%	88.7%	98% if collateral is in the Base Currency, otherwise, to be agreed between Party A and DBRS
(iii)	more than one year but not more than 3 years	To be agreed between Party A and Moody’s	82.6%	87.3%	To be agreed between Party A and DBRS
(iv)	more than 3 years but not more than 5 years;	To be agreed between Party A and Moody’s	80.4%	85.5%	To be agreed between Party A and DBRS
(v)	more than 5 years but not more than 7 years;	To be agreed between Party A and Moody’s	80.0%	85.1%	To be agreed between Party A and DBRS
(vi)	more than 7 years but not more than 10 years;	To be agreed between Party A and Moody’s	78.3%	83.7%	To be agreed between Party A and DBRS
(vii)	more than 10 years but less than 30 years	To be agreed between Party A and Moody’s	74.8%	80.5%	To be agreed between Party A and DBRS
(C)

Negotiable debt obligations denominated in the Base Currency issued by:

the Government of Canada; or any Province of Canada;

(with local and foreign currency issuer ratings equal to or greater than AA- by Fitch, Aa3 by Moody’s and AA(low) or R-1 (middle) by DBRS) having a remaining time to maturity of:

			Highest Covered Bond Rated	Highest Covered Bond Rated A+
	Collateral Type	Valuation Percentages in respect of Moody’s	Valuation Percentages in respect of Fitch		Valuation Percentages in respect of DBRS
			AA- or higher	or below
(i)	35 days or less	99%	97.5%	98.0%	100% if collateral is in the Base Currency and issued by the Government of Canada, 98% if collateral is in the Base Currency and issued by any Province of Canada, otherwise, as agreed between Party A and DBRS
(ii)	more than 35 days but not more than one year;	99%	97.5%	98.0%	98% if collateral is in the Base Currency and issued by the Government of Canada, 97.5% if collateral is in the Base Currency and issued by any Province of Canada, otherwise, to be agreed between Party A and DBRS
(iii)	More than one year but not more than 3 years	To be agreed between Party A and Moody’s	96.0%	96.5%	To be agreed between Party A and DBRS
(iv)	more than 3 years but not more than 5 years;	To be agreed between Party A and Moody’s	93.5%	94.5%	To be agreed between Party A and DBRS
(v)	more than 5 years but not more than 7 years; or	To be agreed between Party A and Moody’s	93.0%	94.0%	To be agreed between Party A and DBRS
(vi)	More than 7 years but not more than 10 years	To be agreed between Party A and Moody’s	91.0%	92.5%	To be agreed between Party A and DBRS
(vii)	more than 10 years but not more than 30 years	To be agreed between Party	87.0%	89.0%	To be agreed between Party

	Collateral Type	Valuation Percentages in respect of Moody’s	Valuation Percentages in respect of Fitch	Valuation Percentages in respect of DBRS
		A and Moody’s		A and DBRS
(D)	Commercial Paper denominated in an Eligible Currency (with a rating equal to or greater than Prime-1 and Aa3 by Moody’s, F1+ by Fitch and AA(low) or R-1(middle) by DBRS) with a remaining time to maturity of less than 3 months (or less than one year for DBRS), provided that if such Commercial Paper comprises asset-backed commercial paper (“ABCP”), (i) in the case of DBRS, it must be denominated in the Base Currency, have the benefit of global-style liquidity and a rating of at least R-1(high) by DBRS. and, (ii) in the case of Moody’s, the Valuation Percentage will be 0%.	To be agreed between Party A and Moody’s	To be agreed between Party A and Fitch	For commercial paper issued or guaranteed by a bank in the Base Currency, (i) 100% if the remaining time to maturity is 35 days or less (ii) 97.5% if the remaining time to maturity is more than 35 days but less than one year, and (iii) otherwise, to be agreed between Party A and DBRS; and for ABCP in the Base Currency, (i) 100% if the remaining time to maturity is 35 days or less (ii) 97% if the remaining time to maturity is more than 35 days but less than one year and (iii) otherwise, to be agreed between Party A and DBRS
(E)	Such other items as agreed between Party A and the Rating Agencies, from time to time, which Party B can lawfully receive from, and transfer back to, Party A as required, that will qualify as Eligible Credit Support.	To be agreed between Party A and Moody’s	To be agreed between Party A and Fitch	To be agreed between Party A and DBRS

In order to ensure that the amount of cash held by Party B on any day, including the amount of cash transferred to Party B hereunder, does not in the aggregate exceed Party B’s Prescribed Cash Limitation, upon providing notice to Party A, Party B shall exchange all or a portion of cash originally transferred as Eligible Credit Support hereunder (such amount of cash to be exchanged, the “Original Cash Amount”) for non-cash Eligible Credit Support having a Value at least equal to the Original Cash Amount.

For the avoidance of doubt, where negotiable debt obligations are rated by only one of the above relevant rating agencies, the rating applied will be based on the rating of that agency.

Where the ratings and/or the Valuation Percentages of the relevant rating agencies differ with respect to the same negotiable debt obligation, for the purposes of B to E above the lower of the ratings and/or the Valuation Percentages, as the case maybe, shall apply.

For the purpose of this Annex, references to the “relevant rating agency” shall mean the rating agency whose Ratings Agency Requirement will be used to determine the amount of Eligible Credit Support that Party A is required to transfer to Party B following a credit ratings downgrade of Party A.

(iii)	Thresholds.
(A)	“Independent Amount” means, for Party A and Party B, with respect to each Transaction, zero.
(B)	“Threshold” means, for Party A: infinity, unless, (A) (i) an Initial Rating Event has occurred and is continuing for 10 Business Days AND (ii) Party A has not otherwise complied with Part 5(k)(i) of the Agreement, OR (B) (i) a Subsequent Rating Event has occurred and is continuing for 10 Business Days AND (ii) Party A has not otherwise complied with Part 5(k)(ii) of the Agreement, then its Threshold shall be zero.

“Threshold” means, for Party B: infinity.

(C)	“Minimum Transfer Amount” means, with respect to Party A and Party B, CAD 50,000; provided, that if (1) an Event of Default has occurred and is continuing with respect to Party A, or (2) an Additional Termination Event has occurred in respect of which Party A is an Affected Party, the Minimum Transfer Amount with respect to such party shall be zero.
(D)	“Rounding” The Delivery Amount and the Return Amount will be rounded up and down to the nearest integral multiple of CAD 10,000 respectively, subject to the maximum Return Amount being equal to the Credit Support Balance.
(c)	Valuation and Timing.
(i)	“Valuation Agent”. means, Party A in all circumstances.
(ii)	“Valuation Date”. means each Local Business Day in Toronto.

(iii)	“Valuation Time”. means 5:00 p.m. Toronto time on the Local Business Day immediately preceding the Valuation Date or date of calculation, as applicable; provided that the calculations of Value and Exposure will be made at approximately the same time on the same date.
(iv)	“Notification Time”. means by 1:00 p.m., Toronto time, on a Local Business Day.
(d)	Exchange Date. “Exchange Date” has the meaning specified in paragraph 3(c)(ii).
(e)	Dispute Resolution.
(i)	“Resolution Time” means 1:00 p.m., Toronto time, on the Local Business Day following the date on which notice is given that gives rise to a dispute under Paragraph 4.
(ii)	Value. For the purpose of Paragraph 4(a)(4)(i)(C) and 4(a)(4)(ii), the Value of the outstanding Credit Support Balance or of any transfer of Eligible Credit Support or Equivalent Credit Support, as the case may be, will be calculated as follows:

Disputes over Value will be resolved by the Valuation Agent seeking three mid-market quotes as of the relevant Valuation Date or date of Transfer from parties that (i) regularly act as dealers in the securities or other property in question and (ii) are dealers that have been approved by DBRS. The Value will be the arithmetic mean of the quotes received by the Valuation Agent multiplied by the applicable Valuation Percentage.

(iii)	Alternative. The provisions of Paragraph 4 will apply.
(f)	Distribution and Interest Amount.
(i)	Interest Rate. The “Interest Rate” means, in relation to each Eligible Currency and in respect of an Interest Period, the rate of interest earned by the Transferee for such Interest Period on the principal amount of the portion of the Credit Support Balance comprised of cash in such currency.
(ii)	Transfer of Interest Amount. The transfer of the Interest Amount will be made on the second Local Business Day following the end of each calendar month to the extent that Party B has earned and received such amount of interest and that a Delivery Amount would not be created or increased by that transfer, and on any other Local Business Day on which Equivalent Credit Support is transferred to the Transferor pursuant to Paragraph 2(b), provided that Party B shall only be obliged to transfer any Interest Amount to Party A to the extent that it has received such amount.
(iii)	Alternative to Interest Amount. The provisions of Paragraph 5(c)(ii) will apply. For the purposes of calculating the Interest Amount the amount of interest calculated for each day of the Interest Period shall, with respect to any Eligible Currency, be compounded daily.
(iv)	Interest Amount. The definition of “Interest Amount” shall be deleted and replaced with the following:

“Interest Amount” means, with respect to an Interest Period and each portion of the Credit Support Balance comprised of cash in an Eligible Currency, any amount of interest received (net of any deduction or withholding for or on account of any tax) by the Transferee during such Interest Period on the principal amount of such portion of the Credit Support Balance comprised of cash.

(v)	Distributions. The definition of “Distributions” shall be deleted and replaced with the following:

“Distributions” means, with respect to any Eligible Credit Support comprised in the Credit Support Balance consisting of securities, all principal, interest and other payments and distributions of cash or other property received (net of any deduction or withholding for or on account of any tax) by the Transferee from time to time.

(vi)	Distribution Date. The definition of “Distribution Date” shall be deleted and replaced with the following:

“Distribution Date” means, with respect to any Eligible Credit Support comprised in the Credit Support Balance other than cash, each date on which the Transferee receives Distributions or, if that date is not a Valuation Date, the next following Valuation Date.

(vii)	Transfer of Distributions. The Transferee shall only be obliged to transfer Equivalent Distributions under Paragraph 5(c)(i) if the Valuation Agent has confirmed in writing that no Delivery Amount would be created or increased by the transfer (and the date of calculation will be deemed a Valuation Date for this purpose)., and on any other Local Business Day on which Equivalent Credit Support is transferred to the Transferor pursuant to Paragraph 2(b), provided that Party B shall only be obliged to transfer any Interest Amount to Party A to the extent that it has received such amount.
(g)	Addresses for Transfers.

Party A:

CAD CASH
Account With:	To be advised.
Beneficiary:	To be advised.
Account No:	To be advised.
Reference:	To be advised.
USD CASH
Account With:	To be advised.
Beneficiary:	To be advised.
Account No:	To be advised.
Reference:	To be advised.

Party B:

Details to be obtained from:

SCOTIA COVERED BOND GUARANTOR LIMITED PARTNERSHIP
c/o THE BANK OF NOVA SCOTIA

Attention:	Managing Director, Alternate Funding
Facsimile No:	(416) 945-4001
(h)	Other Provisions.
(i)	Transfer Timing.

(A)	The final paragraph of Paragraph 3(a) shall be deleted and replaced with the following:

“Subject to Paragraph 4, and unless otherwise specified, any transfer of Eligible Credit Support or Equivalent Credit Support (whether by the Transferor pursuant to Paragraph 2(a) or by the Transferee pursuant to Paragraph 2(b)) shall be made not later than the close of business on the Settlement Day.”

(B)	The definition of Settlement Day shall be deleted and replaced with the following:

“Settlement Day” means the next Local Business Day after the Demand Date”.

(C)	For the purposes of this Paragraph 11(h)(i):

“Demand Date” means, with respect to a transfer by a party:

(i)	in the case of a transfer pursuant to Paragraph 2, Paragraph 3 or Paragraph 4(a)(2), the relevant Valuation Date. For the avoidance of doubt, for the purposes of Paragraph 2 and Paragraph 4(a)(2), the Transferor will be deemed to receive notice of the demand by the Transferee to make a transfer of Eligible Credit Support; and
(ii)	in the case of a transfer pursuant to Paragraph 3(c)(ii)(A), the date on which the Transferee has given its consent to the proposed exchange.

For the avoidance of doubt, on each Demand Date the Transferor shall deliver to the Transferee and the Trustee a statement showing the amount of Eligible Credit Support to be delivered.

(ii)	Early Termination.

The heading for Paragraph 6 shall be deleted and replaced with “Early Termination” and the following shall be added after the word “Default” in the first line of Paragraph 6, “or a Termination Event in relation to all (but not less than all) Transactions”. The words “or an Affected Party” shall be added after the word “Party” in the fourth line of Paragraph 6.

When no amounts are or may become payable by the Transferor with respect to any obligations under the Agreement (except for any potential liability under Section 2(d) of the Agreement), the Transferee will transfer to the Transferor Equivalent Credit Support having a Value as close as practicable to the Credit Support Balance with respect to the Transferor and the Interest Amount, if any. For this purpose, the Valuation Percentage for any item of the Credit Support Balance shall be 100%.

(iii)	Costs of Transfer on Exchange.

Notwithstanding Paragraph 8, the Transferor will be responsible for, and will reimburse the Transferee for, all transfer and other taxes and other costs involved in the transfer of Eligible Credit Support either from the Transferor to the Transferee or from the Transferee to the Transferor hereto.

(iv)	Cumulative Rights.

The rights, powers and remedies of the Transferee under this Annex shall be in addition to all rights, powers and remedies given to the Transferee by the Agreement or by virtue of any statute or rule of law, all of which rights, powers and remedies shall be cumulative and may be exercised successively or concurrently without impairing the rights of the Transferee in the Credit Support Balance created pursuant to this Annex.

(v)	Single Transferor and Single Transferee.

Party A and Party B agree that, notwithstanding anything to the contrary in this Annex, (including, without limitation, the recital hereto, Paragraph 2 or the definitions in Paragraph 10), (a) the term “Transferee” as used in this Annex means only Party B; (b) the term “Transferor” as used in this Annex means only Party A; (c) only Party A will be required to make transfers of Eligible Credit Support under Paragraph 2(a); and (d) in the calculation of any Credit Support Amount, where the Transferee’s Exposure would be expressed as a negative number, such Exposure shall be deemed to be zero.

(vi)	Ratings Agency Requirement.

“Rating Agency Requirement” means the Moody’s Requirements, the DBRS Requirements and the Fitch Requirements, as defined below.

(i)	Moody’s Requirements.

“Credit Support Amount” shall equal, with respect to a Transferor on a Valuation Date, (A) the greatest of:

(i)	zero;
(ii)	the aggregate amount of the Next Payments for all Next Payment Dates, provided that, to the extent that any Next Payment (or portion thereof) cannot be determined with certainty on such Valuation Date due to variables that are to be determined on a date following such Valuation Date, it shall be calculated by reference to the Valuation Agent’s prediction of what such variables will be and such prediction shall be made by the Valuation Agent in a commercially reasonable manner using the information then available to it; and
(iii)	the sum of (x) the Transferee’s Exposure and (y) the aggregate of the Moody’s Additional Amounts for all Transactions,

less (B) the Threshold for Party A.

“Moody’s Additional Amount” means:

(A)	in respect of any Transaction that is both a cross-currency hedge and an Optionality Hedge, the lesser of (x) the sum of (1) the product of Transaction Notional Amount for such Transaction for the Calculation Period which includes such Valuation Date and the Moody’s Cross Currency Notional Amount Lower Multiplier and (2) the product of the Moody’s Cross Currency DV01 Multiplier (Optionalilty) and the Transaction Cross Currency DV01 for such Transaction and (y) the product of the Moody’s Cross Currency Notional Amount Higher Multiplier (Optionality) and the Transaction Notional Amount for such Transaction for the Calculation Period which includes such Valuation Date;
(B)	in respect of any Transaction that is a cross-currency hedge and is not an Optionality Hedge, the lesser of (x) the sum of (1) the product of Transaction Notional Amount for such Transaction for the Calculation Period which includes such Valuation Date and the Moody’s Cross Currency Notional Amount Lower Multiplier and (2) the Moody’s Cross Currency DV01 Multiplier and the Transaction Cross Currency DV01 for such Transaction and (y) the product of the Moody’s Cross Currency Notional Amount Higher Multiplier and the Transaction Notional Amount for such Transaction for the Calculation Period which includes such Valuation Date;

(C)	in respect of any Transaction that is not a cross-currency hedge and is an Optionality Hedge, the lesser of (x) the product of the Moody’s Single Currency DV01 Multiplier (Optionality) and the Transaction Single Currency DV01 for such Transaction and (y) the product of the Moody’s Single Currency Notional Amount Multiplier (Optionality) and the Transaction Notional Amount for such Transaction for the Calculation Period which includes such Valuation Date; and
(D)	in respect of any Transaction that is neither a cross-currency hedge nor an Optionality Hedge, the lesser of (x) the product of the Moody’s Single Currency DV01 Multiplier and the Transaction Single Currency DV01 for such Transaction and (y) the product of the Moody’s Single Currency Notional Amount Multiplier and the Transaction Notional Amount for such Transaction for the Calculation Period which includes such Valuation Date.

“Moody’s Cross Currency DV01 Multiplier” means, (A) if each Local Business Day is a Valuation Date, 15 and (B) otherwise, 25.

“Moody’s Cross Currency DV01 Multiplier (Optionality)” means, (A) if each Local Business Day is a Valuation Date, 30 and (B) otherwise, 40.

“Moody’s Cross Currency Notional Amount Higher Multiplier” means, (A) if each Local Business Day is a Valuation Date, 0.09 and (B) otherwise, 0.1.

“Moody’s Cross Currency Notional Amount Higher Multiplier (Optionality)” means, (A) if each Local Business Day is a Valuation Date, 0.11 and (B) otherwise, 0.12.

“Moody’s Cross Currency Notional Amount Lower Multiplier” means, (A) if each Local Business Day is a Valuation Date, 0.06 and (B) otherwise, 0.07.

“Moody’s Single Currency DV01 Multiplier” means, (A) if each Local Business Day is a Valuation Date, 50 and (B) otherwise, 60.

“Moody’s Single Currency DV01 Multiplier (Optionality)” means, (A) if each Local Business Day is a Valuation Date, 65 and (B) otherwise, 75.

“Moody’s Single Currency Notional Amount Multiplier” means, (A) if each Local Business Day is a Valuation Date, 0.08 and (B) otherwise, 0.09.

“Moody’s Single Currency Notional Amount Multiplier (Optionality)” means, (A) if each Local Business Day is a Valuation Date, 0.10 and (B) otherwise, 0.11.

“Next Payment” means, in respect of each Next Payment Date, the Base Currency Equivalent of any payments due to be made by Party A under Section 2(a) (after taking account of any applicable netting under Section 2(c)) on such Next Payment Date.

“Next Payment Date” means each date on which the next scheduled payment under any Transaction (other than the Transaction constituted by this Annex) is due to be paid or would be due to be paid but for the application of netting.

“Optionality Hedge” means any Transaction that is a cap, floor, swaption, or a Transaction-Specific Hedge.

“Transaction Cross Currency DV01” means, with respect to a Transaction and any date of determination, the greater of (i) the estimated absolute change in the Base Currency Equivalent in the mid-market value with respect to such Transaction that would result from a one basis point change in the relevant swap curve (denominated in the currency of Party A’s payment obligations under such Transaction) on such date and (ii) the estimated absolute change in the Base Currency Equivalent of the mid-market value with respect to such Transaction that would result from a one basis point change in the relevant swap curve (denominated in the currency of Party B’s payment obligations under such Transaction) on such date, in each case as determined by the Valuation Agent in good faith and in a commercially reasonable manner in accordance with the relevant methodology customarily used by the Valuation Agent.

“Transaction Notional Amount” means (A) in respect of any Transaction that is a cross currency hedge, the Base Currency Equivalent of the Currency Amount applicable to Party A’s payment obligations and (B) in respect of any other Transaction, the Base Currency Equivalent of the Notional Amount.

“Transaction Single Currency DV01” means, with respect to a Transaction and any date of determination, the estimated absolute change in the Base Currency Equivalent of the mid-market value with respect to such Transaction that would result from a one basis point change in the relevant swap curve on such date, as determined by the Valuation Agent in good faith and in a commercially reasonable manner in accordance with the relevant methodology customarily used by the Valuation Agent.

“Transaction-Specific Hedge” means any Transaction in respect of which the Transaction Notional Amount for each Calculation Period is “balance guaranteed” or otherwise not an amount that is fixed at the inception of the Transaction.

(ii)	Fitch Requirements.

"Credit Support Amount" shall mean, with respect to a Transferor on the Valuation Date:

(a) if the long-term issuer default rating of Party A or its Credit Support Provider is below the Minimum Fitch Rating (as defined in Part 5(k) of the Schedule to the Agreement) but the short-term issuer default rating of Party A or its Credit Support Provider is at least as high as "F2" (or its equivalent) and the long-term issuer default rating of Party A or its Credit Support Provider is at least as high as "A-" (or its equivalent) by Fitch, the result of the following formula:

max [0; MV plus (Liquidity Adjustment multiplied by VC multiplied by 70% multiplied by N)]; and

(b) if the long-term issuer default rating of Party A or its Credit Support Provider ceases to be at least as high as "A-" (or its equivalent) by Fitch, but the short-term issuer default rating of Party A or its Credit Support Provider is at least as high as "F2" (or its equivalent) and the long-term issuer default rating of Party A or its Credit Support Provider is at least as high as "BBB+" (or its equivalent) by Fitch, the result of the following formula:

max [0; MV plus (Liquidity Adjustment multiplied by VC multiplied by N)]; and

(c) if the short-term issuer default rating of Party A or its Credit Support Provider ceases to be at least "F2" (or its equivalent) or the long-term issuer default rating of Party A or its Credit Support Provider ceases to be at least as high as “BBB+” (or its equivalent) by Fitch, the result of the following formula:

max [0; MV plus (Liquidity Adjustment multiplied by VC multiplied by N multiplied by 1.25)];

where:

"BLA" means basic liquidity adjustment which is 0% or 25% as determined by Fitch in accordance with the Fitch Criteria;

"Liquidity Adjustment" means (1 + BLA) multiplied by (1 plus max (0%; 5% multiplied by (WAL - 20));

"max" means maximum;

"MV" means the Transferee’s Exposure;

"VC" means the applicable volatility cushion at that time as determined by reference to percentages set out in the relevant table under the section headed "Volatility Cushions" in the addendum entitled "Counterparty Criteria for Structured Finance and Covered Bonds: Derivative Addendum" published by Fitch and dated May 13, 2013 as amended and supplemented from time to time;

"N" means the sum of the Transaction Notional Amount(s) for each outstanding Transaction under this Agreement (other than the Transaction constituted by this Annex) at that time.  Where the Transaction Notional Amounts differ under this Agreement, the higher of the Transaction Notional Amounts is expected to be used; and

"WAL" means the weighted average life of the Transaction determined in the manner described in "Volatility Cushions" appearing in the Fitch Criteria;

"Fitch Criteria" means the criteria used by Fitch as set out in the reports by Fitch Ratings dated May 13, 2013 and headed "Counterparty Criteria for Structured Finance and Covered Bonds" and "Counterparty Criteria for Structured Finance Transactions: Derivative Addendum", each as amended and supplemented from time to time.

(iv)	DBRS Requirements.

“Credit Support Amount” shall mean on any day before a Subsequent Rating Event has occurred, the greater of (i) zero and (ii) an amount equal to the Base Currency Equivalent of the payment due to be made by Party A under Section 2(a) (after taking account of any applicable netting under Section 2(c)) on the next scheduled Payment Date under all Transactions (other than the Transaction constituted by this Annex) and shall mean on any day after a Subsequent Rating Event has occurred, the greater of (i) zero and (ii) an amount equal to the aggregate of the Base Currency Equivalent of all remaining scheduled payments due to be made by Party A under Section 2(a) (after taking account of any applicable netting under Section 2(c)) in respect of all Transactions (other than the Transaction constituted by this Annex).

(vii)	Local Business Day.

For the purposes of this Annex only, “Local Business Day” means any day on which commercial banks in New York and Toronto are open.

(viii)	Demands and Notices.

All demands, specifications and notices under this Annex will be made pursuant to Section 12 of this Agreement.

(ix)	Definitions. The following amendments shall be made to paragraph 10 (Definitions):
(a)	Interest Period. The definition of “Interest Period” is deleted and replaced with the following:

“Interest Period” means each period from (and including) the first day of a calendar month (or, if no Eligible Credit Support or Equivalent Credit Support in the form of cash has yet been transferred, the Local Business Day on which the Eligible Credit Support or Equivalent Credit Support in the form of cash was transferred to or received by the Transferee) to (and including) the last day of that calendar month (or, if a Return Amount consisting wholly or partly of cash is transferred to the Transferor, to (but excluding) the Local Business Day that a Return Amount consisting wholly or partly of cash is transferred to the Transferor) on a non-compound basis.

(x)	Definitions.

As used in this Annex, the following terms shall mean:

“Cross-Currency Swap” means any cross-currency swap rate transaction between Party A and Party B entered into pursuant to the Agreement as evidenced by a Confirmation;

“DBRS” means DBRS Limited and includes any successors thereto;

“Fitch” means Fitch Ratings, Inc. and includes any successors thereto;

“Interest Rate Cap” means any interest rate cap transaction entered into pursuant to the Agreement between Party A and Party B as evidenced by a Confirmation;

“Interest Rate Swap” means any interest rate swap transaction entered into pursuant to the Agreement between Party A and Party B as evidenced by a Confirmation;

“Libor Basis Swap” means any libor basis swap transaction between Party A and Party B entered into pursuant to the Agreement as evidenced by a Confirmation.

“Moody’s” means Moody’s Investors Service Limited and includes any successors thereto;

“Rating Agencies” means Moody’s, DBRS and Fitch;

“Transaction” means a Transaction entered into pursuant to this Agreement; and

“Transaction Notional Amount” means in respect of a Valuation Date, the Currency Amount applicable to Party A in respect of a Cross Currency Swap Transaction, or in respect of an Interest Rate Swap Transaction, the Notional Amount of such Interest Rate Swap Transaction, each as at such Valuation Date.

(xi)	Independent Valuation

The mark-to-market calculations and the correct and timely posting of any collateral posted pursuant to this Agreement shall be subject to an annual external audit, as part of the Transferor's annual reporting or separately, which comprises a validation of the methodology employed in accordance with the Fitch Criteria.

(xii)	Value. Paragraph (i)(B) of the definition of “Value” shall be deleted in its entirety and replaced with the following: “(i)(B) a security, the Base Currency Equivalent of the bid price obtained by the Valuation Agent (or, if the Valuation Agent is a Defaulting Party and the Transferee has, by way of written notice to the Valuation Agent, nominated another entity to calculated the Value of securities, such entity) multiplied by the applicable Valuation Percentage, if any; and”.
(xiii)	Exchange. The Transferee shall only be obliged to transfer Equivalent Credit Support under Paragraph 3(c)(ii) if the Valuation Agent has confirmed in writing that no Delivery Amount would be created or increased by the transfer (and the date of calculation will be deemed a Valuation Date for this purpose).
(xiv)	Calculations. Paragraph 3(b) shall be amended by inserting the words, “, Credit Support Amount” after the word “Value”.
(xv)	Exposure. For purposes of this Agreement and any other Transaction Document, in determining a party’s Exposure under this Agreement, all outstanding Transactions shall be deemed to be in effect at the time of such determination notwithstanding the Effective Date thereof as set out in the relevant Confirmation.

THE BANK OF NOVA SCOTIA		SCOTIABANK COVERED BOND GUARANTOR LIMITED PARTNERSHIP, acting by its managing general partner, SCOTIABANK COVERED BOND GP INC.

By:	/s/ Ian Berry	By:	/s/ Jake Lawrence
	Name: Ian Berry		Name: Jake Lawrence
	Title: Managing Director and Head, Funding and Liquidity Management		Title: President and Secretary
	Date: July 19, 2013		Date: July 19, 2013

By:		By:
	Name:		Name:
	Title:		Title:
	Date:		Date:

[Signature page to ISDA Credit Support Annex to the Schedule to the Covered Bonds 2002 Master Agreement]

Interest Rate Swap Confirmation

July 19, 2013

To:	Scotiabank Covered Bond Guarantor Limited Partnership c/o The Bank of Nova Scotia Scotia Plaza 44 King Street West Toronto, Ontario M5H 1H1
Attn: Fax:	Managing Director, Alternate Funding 416-945-4001
From:	The Bank of Nova Scotia
Re:	U.S.$15,000,000,000 Global Registered Covered Bond Program guaranteed as to payments of interest and principal by Scotiabank Covered Bond Guarantor Limited Partnership.

Dear Sir or Madam,

The purpose of this letter is to confirm the terms and conditions of the transaction entered into between The Bank of Nova Scotia (“Party A”) and Scotiabank Covered Bond Guarantor Limited Partnership (“Party B”) on the Trade Date specified below (the “Transaction”). This facsimile constitutes a “Confirmation” as referred to in the Agreement as specified below.

This Confirmation evidences a complete binding agreement between you and us as to the terms of the Transaction to which this Confirmation relates. This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement dated as of July 19, 2013 (identified on page 1 thereof as the “Interest Rate 2002 Master Agreement”), as amended, restated and/or supplemented from time to time, between you and us (the “Agreement”). All provisions contained in the Agreement shall govern this Confirmation except as expressly modified below. In the event of any inconsistency between the provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of this Transaction. The definitions and provisions contained in the 2006 ISDA Definitions (as published by the International Swaps and Derivatives Association, Inc.) (the “Definitions”) are incorporated into this Confirmation. In the event of any inconsistency between any of the following, the first listed shall govern (i) this Confirmation; (ii) the Master Definitions and Construction Agreement dated as of July 19, 2013, between Computershare Trust Company of Canada, a trust company incorporated under the laws of Canada, as Bond Trustee, The Bank of Nova Scotia, London Branch, as principal paying agent, a registrar and a transfer agent, The Bank of Nova Scotia Trust Company of New York, as a paying agent, a registrar, a transfer agent and the exchange agent, KPMG LLP, Party A, Party B, Scotiabank Covered Bond GP Inc. and 8429057 Canada Inc., and each other Person who may from time to time become a party thereto, as amended, restated and/or supplemented from time to time (the “Master Definitions and Construction Agreement”); and (iii) the Definitions. Capitalized terms used but not defined herein shall have the respective meanings given to them in the Master Definitions and Construction Agreement. For the purposes of the Definitions, references herein to a “Transaction” shall be deemed to be references to a “Swap Transaction”.

The terms of the particular Transaction to which this Confirmation relates are as follows:

Trade Date:	July 19, 2013
Effective Date:	The earliest to occur of (i) an Issuer Event of Default, (ii) a Guarantor Event of Default, and (ii) the Ratings Trigger Date.
Ratings Trigger Date:	The date on which one or more Rating Agencies downgrades or withdraws the long-term, unsecured, unsubordinated and unguaranteed debt obligations (or, in the case of Fitch, the long-term issuer default rating) of Party A, or any Credit Support Provider from time to time in respect of Party A, below the Required Ratings.
Required Ratings:	The threshold ratings BBB (high) (in respect of DBRS), BBB+ (in respect of Fitch) and Baa1 (in respect of Moody’s).
Termination Date:	The last day of the Guarantor Calculation Period during which the Notional Amount is reduced to zero.
Business Day Convention:	Following, except for the purposes of determining the Calculation Date.
Receipt Ratio:	In respect of each Guarantor Calculation Period, the fraction, the numerator of which is the aggregate amount of payments on account of interest in respect of all Loans actually received by Party B during such period (such aggregate amount, the “Interest Receipts”), and the denominator of which is the amounts that become due in that Guarantor Calculation Period on account of interest on all Loans, in accordance with the terms of such Loans and as at the first day in such period, to receive during such period, all as calculated by the Calculation Agent in accordance with the provisions of the Cash Management Agreement.
Notional Amount:	In respect of each Guarantor Calculation Period, the sum of (i) an amount in Canadian Dollars equal to the Average Loan Balance on the Calculation Date immediately following the last day of the relevant Guarantor Calculation Period multiplied by the Receipt Ratio, (ii) the balance of the GDA Account and (iii) without double counting, the principal balance of the Substitute Assets, in each case, on the Calculation Date immediately following the last day of the relevant Guarantor Calculation Period.

Payment Date:	The seventeenth day in each month, subject to the Business Day Convention.
Guarantor Calculation Period:

Each period from and including the last Business Day of each month to, but excluding, the last Business Day of the next succeeding month, provided that (a) the first Guarantor Calculation Period begins on, and includes, the Cut-Off Date and (b) the final Guarantor Calculation Period shall end on, but exclude, the Termination Date.

Blended Amounts
Blended Rate Payer:	Party B.
Party B Payment Amount:	On each Payment Date, Party B shall pay to Party A an amount equal to the sum of (i) the Interest Receipts for the related Guarantor Calculation Period, (ii) all interest earned on amounts credited to the GDA Account during the related Guarantor Calculation Period, and (iii) all investment income earned by Party B on Substitute Assets during the related Guarantor Calculation Period, less any Guarantor Expenses which are payable by Party B in priority to payments to Party A in respect of such Payment Date and this Confirmation in accordance with the then applicable Priority of Payments.
Party B Day Count Fraction:	Actual/Actual (ISMA) as defined in the Terms and Conditions of the Covered Bonds.
Floating Amounts
Floating Rate Payer:	Party A.
Fixed Rate Payer Calculation Amount:	Notional Amount.
Floating Rate Option:	CAD-BA-CDOR.
Designated Maturity:	1 Month.
Party A Spread:	On the Effective Date, ● bps and, thereafter, in respect of a Portfolio Adjustment, the spread agreed from time to time in writing by Party A and Party B in accordance with the Spread Determination Procedure set out below.
Party A Due Amount:	In respect of a Payment Date, Party A will pay to Party B the product of:
(a)	the Fixed Rate Payer Calculation Amount;
(b)	the Party A Day Count Fraction in respect of the relevant Guarantor Calculation Period; and
(c)	the Floating Rate Option plus the Party A Spread in respect of the relevant Guarantor Calculation Period.

Party A Day Count Fraction:	Actual / 365 (fixed).
Initial Exchanges
Initial Exchange Date:	●, 2013
Party A Initial Exchange Amount:	$●
Party B Initial Exchange Amount:	Nil.
Other Provisions
Calculation Agent:	Party A
Spread Determination Procedure:	If either (A) Party B has during any Guarantor Calculation Period acquired additional Loans which cause the ACT Asset Value to increase by more than 10%, or (B) during any calendar quarter,
(a)	any Loan shall be sold from the Portfolio (other than a Loan repurchased by the Seller as a result of a breach of representation or warranty made with respect to such Loan in the Mortgage Sale Agreement);
(b)	any Loan shall be acquired by Party B and included in the Portfolio; or
(c)	the interest rate applicable to any Variable Rate Loan shall be adjusted in accordance with the Servicing Agreement,
(each, a “Portfolio Adjustment”), then Party B (or the Servicer on behalf of Party B) shall notify Party A (which notice shall include sufficient information for Party A to make the determinations required by this section) and Party A shall, on or before the first Payment Date following such Guarantor Calculation Period or calendar quarter, as applicable, determine the amount by which the Party A Spread (such revised Party A Spread, the “Adjusted Spread”) shall be adjusted as a result of such Portfolio Adjustment; provided, however, that at no time shall the Adjusted Spread be insufficient to ensure that Party B has sufficient funds to (i) make any payments of interest due on the Intercompany Loan or following a Covered Bond Guarantee Activation Event, all non-termination payments when due under all Covered Bond Swaps then outstanding and all payments (other than payments of principal) when due in respect of any Covered Bonds for which no Covered Bond Swap has been entered into, or (ii) pay any other Guarantor expenses then due and (iii) retain ● bps of additional spread.

With effect from and including such Payment Date, the Party A Spread shall be the related Adjusted Spread.
Additional Termination Event:	It shall be an Additional Termination Event, with respect to which Party B shall be the sole Affected Party and all Transactions shall be Affected Transactions, if a Portfolio Adjustment is undertaken notwithstanding the fact that the Adjusted Spread would be insufficient to satisfy the test described above under Spread Determination Procedure.
Partial Termination:	If at any time a portion of the Portfolio is sold, a Partial Termination Payment will be due from Party B to Party A or from Party A to Party B, as applicable. Such Partial Termination Payment will be zero if agreed by both Party A and Party B.
Partial Termination Payment:	The Partial Termination Payment is equal to the net present value of the projected cash flows under this Agreement associated with the portion of the Portfolio that is being sold. The net present value will be calculated using interest rates derived from the then current Canadian dollar swap market and assuming that Party B is the sole Affected Party. The projected cash flows will be determined in a commercially reasonable manner by Party A. The Partial Termination Payment will be determined by Party A as soon as practicable after Party B notifies Party A of the specific details of the sale. Party B is obligated to provide Party A with 5 Business Days notice of any planned sale of all or part of the Portfolio.

Account Details
Account for payments to Party A:	To be advised.

Account for payments to Party B:	To be advised.
Contact Details for notices
Party A	The Bank of Nova Scotia Scotia Plaza 40 King Street West Toronto, Ontario M5H 1H1 Attention: Managing Director , Alternate Funding Facsimile No.: 416-945-4001

Party B

Scotiabank Covered Bond Guarantor Limited Partnership
c/o The Bank of Nova Scotia
Scotia Plaza
40 King Street West
Toronto, Ontario
M5H 1H1

Attention:        Managing Director , Alternate Funding

Facsimile No:  416-945-4001

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Confirmation

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Confirmation and returning it to us. We are delighted to have executed this Transaction with you and look forward to working with you again.

Time of trading is available upon request.

Yours sincerely,

THE BANK OF NOVA SCOTIA
By:
Name: Title:

Confirmed as of the date first written above:

SCOTIABANK COVERED BOND GUARANTOR LIMITED PARTNERSHIP, by its managing general partner, SCOTIABANK COVERED BOND GP INC.
By:
Name: Title: